ASSET SALE AND PURCHASE AGREEMENT

                            between

                     MOBIL OIL CORPORATION

                              and

              VALERO REFINING COMPANY - NEW JERSEY

                    dated September 16, 1998


                       TABLE OF CONTENTS

ARTICLE I   DEFINITIONS AND RULES OF INTERPRETATION. . . . . . .1
             RULES OF INTERPRETATION . . . . . . . . . . . . . 14

ARTICLE II  SALE AND PURCHASE. . . . . . . . . . . . . . . . . 15
  2.1 Sale and Purchase of the Assets; Excluded Assets and
        Liabilities. . . . . . . . . . . . . . . . . . . . . . 15
     2.1.1   The Assets.     . . . . . . . . . . . . . . . . . 15
     2.1.2   Working Capital Assets. . . . . . . . . . . . . . 15
     2.1.3   Purchase Price and Working Capital. . . . . . . . 15
     2.1.4   Additional Consideration. . . . . . . . . . . . . 15
     2.1.5   Assumed Liabilities . . . . . . . . . . . . . . . 15
     2.1.6   Excluded Assets . . . . . . . . . . . . . . . . . 16
     2.1.7   Retained Liabilities. . . . . . . . . . . . . . . 17
     2.1.8   Disclaimer. . . . . . . . . . . . . . . . . . . . 17
     2.1.9   Year 2000 Disclaimer. . . . . . . . . . . . . . . 18

ARTICLE III  THE CLOSING . . . . . . . . . . . . . . . . . . . 18
  3.1 Closing. . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.1.1   Time and Place. . . . . . . . . . . . . . . . . . 18
     3.1.2   Deliveries by Valero. . . . . . . . . . . . . . . 19
     3.1.3   Deliveries by Mobil . . . . . . . . . . . . . . . 19
     3.1.4   Agreements. . . . . . . . . . . . . . . . . . . . 20
     3.1.5   Transfer Costs. . . . . . . . . . . . . . . . . . 20
     3.1.6   Post-Closing Adjustments to Closing Adjustments.. 20
  3.2 Working Capital Assets.. . . . . . . . . . . . . . . . . 22
     3.2.1   Estimated Working Capital Amount. . . . . . . . . 22
     3.2.2   Statement . . . . . . . . . . . . . . . . . . . . 22
     3.2.3   Inventory . . . . . . . . . . . . . . . . . . . . 23
     3.2.4   Final Statement . . . . . . . . . . . . . . . . . 23
     3.2.5   Notice of Disagreement. . . . . . . . . . . . . . 23
     3.2.6   Disputes as to Working Capital Assets . . . . . . 23
     3.2.7   Independent Accounting Firm . . . . . . . . . . . 23
     3.2.8   Payment . . . . . . . . . . . . . . . . . . . . . 24
     3.2.9   Method of Calculation . . . . . . . . . . . . . . 24
     3.2.10  Valuation . . . . . . . . . . . . . . . . . . . . 25
     3.2.11  Access. . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE IV   CONDITIONS TO CLOSING . . . . . . . . . . . . . . 25
  4.1  Conditions to Obligations of Valero. . . . . . . . . . .25
  4.2. Conditions to Obligations of Mobil. . . . . . . . . . . 25
  4.3  Conditions to Obligations of Each Party . . . . . . . . 26
  4.4  Waiver of Closing Conditions . . . . . . . . . . . . . .27

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF MOBIL . . . . . . 27
  5.1. Due Organization, Good Standing and Power.   . . . . . .27
  5.2. Authorization and Validity of Agreements . . . . . . . .27
  5.3. Absence of Conflicts.  . . . . . . . . . . . . . . . . .28
  5.4. Financial Statements . . . . . . . . . . . . . . . . . .28
  5.5  Material Contracts.  . . . . . . . . . . . . . . . . . .28
  5.6. Proceedings. . . . . . . . . . . . . . . . . . . . . . .29
  5.7  Compliance with Legal Requirements (Other than
        Environmental Laws) and Permits. . . . . . . . . . . . 29
     5.7.1   Legal Requirements. . . . . . . . . . . . . . . . 29
     5.7.2   Permits . . . . . . . . . . . . . . . . . . . . . 29
  5.8  Intellectual Property.   . . . . . . . . . . . . . . . .29
  5.9  Employee Matters . . . . . . . . . . . . . . . . . . . .29
  5.10 Taxes.   . . . . . . . . . . . . . . . . . . . . . . . .29
  5.11 Assets Other Than Real Property Assets.. . . . . . . . .30
     5.11.1  Title.  . . . . . . . . . . . . . . . . . . . . . 30
     5.11.2  Personal Property . . . . . . . . . . . . . . . . 30
     5.11.3  Exclusions. . . . . . . . . . . . . . . . . . . . 30
     5.11.4  Inventory . . . . . . . . . . . . . . . . . . . . 30
     5.11.5  Capacity of the Process Units . . . . . . . . . . 30
  5.12 Real Property Assets.. . . . . . . . . . . . . . . . . .30
  5.13    Working Capital Assets . . . . . . . . . . . . . . . 31
  5.14    Compliance with Environmental Laws . . . . . . . . . 31

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF VALERO . . . . . 32
  6.1 Due Organization, Good Standing and Power. . . . . . . . 32
  6.2 Authorization and Validity of Agreements . . . . . . . . 32
  6.3 Absence of Conflicts . . . . . . . . . . . . . . . . . . 32
  6.4 Benefit Plans. . . . . . . . . . . . . . . . . . . . . . 33
  6.5 Authorizations and Consents. . . . . . . . . . . . . . . 33
  6.6 Proceedings. . . . . . . . . . . . . . . . . . . . . . . 33
  6.7 Reporting. . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE VII  COVENANTS AND AGREEMENTS. . . . . . . . . . . . . 33
  7.1 Information. . . . . . . . . . . . . . . . . . . . . . . 33
  7.2 Logos, Trade Names and Trademarks. . . . . . . . . . . . 33
  7.3 Compliance with Environmental Laws . . . . . . . . . . . 33
  7.4 Liability for Voluntary Remediation. . . . . . . . . . . 34
  7.5 Remediation In Connection With Permitted Activities. . . 33
  7.6 Remediation Notification Procedures. . . . . . . . . . . 33
  7.7 Environmental Controls and Restrictions. . . . . . . . . 33
  7.8 Financial Assurances . . . . . . . . . . . . . . . . . . 35
  7.9 Consents . . . . . . . . . . . . . . . . . . . . . . . . 35
  7.10 Cooperation. . . . . . . . . . . . . . . . . . . . . . .35
  7.11 Tax Returns. . . . . . . . . . . . . . . . . . . . . . .35
  7.12 Collection of Receivables. . . . . . . . . . . . . . . .35
  7.13 Municipally Financed Property. . . . . . . . . . . . . .36
      7.13.1   Valero's Intentions. . . . . . . . . . . . . . .36
      7.13.2  Valero's Liabilities. . . . . . . . . . . . . . .36
      7.13.3  Qualifying Purpose. . . . . . . . . . . . . . . .36
  7.14    Employee Matters . . . . . . . . . . . . . . . . . . 37
  7.15    Books, Records and Personnel . . . . . . . . . . . . 37
      7.15.1  Mobil Access to Books, Records and Personnel. . .37
      7.15.2   Valero Access to Books, Records and Personnel. .38
  7.16    Further Documents. . . . . . . . . . . . . . . . . . 38
  7.17    Shared Contracts . . . . . . . . . . . . . . . . . . 38
  7.18.   Payment of Certain Taxes and Expenses.   . . . . . . 39
  7.19    Deed Covenants . . . . . . . . . . . . . . . . . . . 40
  7.20    Certain Expenditures.. . . . . . . . . . . . . . . . 41
  7.21    Intellectual Property. . . . . . . . . . . . . . . . 41
  7.22    Retained Areas . . . . . . . . . . . . . . . . . . . 41
      7.22.1  Subdivision of Real Property Assets . . . . . . .41
      7.22.2  Reconveyance by Valero. . . . . . . . . . . . . .41
      7.22.3  Survey. . . . . . . . . . . . . . . . . . . . . .41
  7.23    Tax Proceedings. . . . . . . . . . . . . . . . . . . 41

ARTICLE  VIII  LIABILITIES; INDEMNIFICATION. . . . . . . . . . 42
  8.1 Indemnification by Mobil . . . . . . . . . . . . . . . . 42
  8.2 Indemnification by Valero. . . . . . . . . . . . . . . . 42
  8.3 Tax Indemnification. . . . . . . . . . . . . . . . . . . 43
  8.4 Environmental Liabilities; Indemnification . . . . . . . 43
     8.4.1   Mobil's Limited Environmental Obligations . . . . 43
     8.4.2   Valero's Assumption of Environmental Liabilities. 43
     8.4.3   Valero's Release of Mobil . . . . . . . . . . . . 44
     8.4.4   Environmental Indemnification by Mobil. . . . . . 44
     8.4.5   Environmental Indemnification by Valero . . . . . 53
  8.5 Interpretation . . . . . . . . . . . . . . . . . . . . . 54
  8.6 Claims Procedures. . . . . . . . . . . . . . . . . . . . 54
  8.7 Survival of Representations and Warranties;
        Limitation of Liability; Subrogation. . . . . . . . . .56
  8.8 Joint Defense Privilege. . . . . . . . . . . . . . . . . 57

ARTICLE IX  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 57
  9.1. Bulk Transfer Laws . . . . . . . . . . . . . . . . . . .57
  9.2. Notices. . . . . . . . . . . . . . . . . . . . . . . . .57
  9.3  Entire Agreement . . . . . . . . . . . . . . . . . . . .58
  9.4  Priority . . . . . . . . . . . . . . . . . . . . . . . .58
  9.5. Third-Party Rights . . . . . . . . . . . . . . . . . . .58
  9.6. Assignability. . . . . . . . . . . . . . . . . . . . . .59
  9.7. Waiver and Amendment . . . . . . . . . . . . . . . . . .59
  9.8. Counterparts . . . . . . . . . . . . . . . . . . . . . .59
  9.9. Governing Law. . . . . . . . . . . . . . . . . . . . . .59
  9.10 Consent to Jurisdiction; Waivers . . . . . . . . . . . .59
  9.11 Waiver of Jury Trial . . . . . . . . . . . . . . . . . .60
  9.12. Arbitration. . . . . . . . . . . . . . . . . . . . . . 60
  9.13  Equitable Relief.. . . . . . . . . . . . . . . . . . . 61
  9.14  Headings . . . . . . . . . . . . . . . . . . . . . . . 61
  9.15  Schedules and Exhibits . . . . . . . . . . . . . . . . 61
  9.16  Severability . . . . . . . . . . . . . . . . . . . . . 61
  9.17  Brokers. . . . . . . . . . . . . . . . . . . . . . . . 61
  9.18  Expert Procedure . . . . . . . . . . . . . . . . . . . 61


                 LIST OF SCHEDULES AND EXHIBITS
Schedules

1.2       Acquired Employees

1.6       Assigned Contracts

1.28      Employees

1.31      Environmental Documents

1.38      Facilities

1.44      Historical Financial Statements

1.55      Licensed Intellectual Property

1.79      Personal Property

1.90      Real Property

1.96      Retained Areas

1.98      Retained Employees

1.103     Servitudes

1.104     Shared Contracts

2.1.5     Assumed Proceedings

2.1.6     Excluded Personal Property

3.1.2     Closing Adjustments

3.2.1     Estimated Working Capital Amount

3.2.10    Working Capital Assets Valuation Methodology

5.5       Material Contracts

5.6       Proceedings

5.7       Compliance with Legal Requirements

5.7.2     Mobil Permits

5.10      Tax Proceedings and Audits

5.11 Liens On Assets Other than Real Property Assets; Capacity of Each of the Major Process Units

5.12      Material Ground Leases

5.14      Environmental Matters

6.4       Employee Matters

6.5       Valero Authorizations

7.13      Municipally Financed Property

7.20      Certain Expenditures

9.4       Priority Schedule


Exhibits

A    Earn-Out Calculation

B    Valero-Legal Opinion (3.1.2(xii))

C    Mobil-Legal Opinion (3.1.3(viii))


               ASSET SALE AND PURCHASE AGREEMENT

ASSET SALE AND PURCHASE AGREEMENT (the "Agreement"), dated September 16, 1998, between MOBIL OIL CORPORATION, a New York corporation ("Mobil") and VALERO REFINING COMPANY-NEW JERSEY, a Delaware corporation ("Valero") (each, a "Party" and, collectively, the "Parties").

                            RECITALS

WHEREAS, Valero desires to purchase, and Mobil desires to sell to Valero, the Purchased Assets (as defined herein), and Valero is willing to purchase the Purchased Assets and assume the Assumed Liabilities (as defined herein) and be responsible for certain other liabilities and obligations related thereto, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual covenants contained herein, the Parties hereby agree as follows:

                           ARTICLE I

            DEFINITIONS AND RULES OF INTERPRETATION

The following terms shall have the following meanings for purposes of this
Agreement:

1.1 "Access Agreements" shall mean the three access agreements between and among Mobil, MPLC, Mobil Technology Company and Valero dated as of the date of this Agreement.

1.2 "Acquired Employees" shall mean those Employees who shall be employed by Valero after the Closing Date as listed on Schedule 1.2.

1.3 "Affiliate" shall mean any entity directly or indirectly controlled by, controlling or under common control with a Party. For purposes of this definition, "control" shall mean the ownership of more than fifty percent (50%) of the equity interests and voting rights in a Person.

1.4  "Apportioned Obligations" shall have the meaning given that term in
Section 7.18.1.

1.5  "Assets" shall have the meaning given to that term in Section 2.1.1.

1.6 "Assigned Contracts" shall mean those contracts assigned to, and assumed by, Valero as set forth on Schedule 1.6.

1.7  "Assumed Liabilities" shall have the meaning given to that term in
Section 2.1.5.

1.8 "Authorizations" shall mean any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other governmental approvals and licenses relating to compliance with any Legal Requirements, including any Environmental Law, which are necessary to transfer the Purchased Assets and to enable Valero to own, maintain, and operate the Purchased Assets in the same manner as they were operated in accordance with Mobil's Past Operating Standards.

1.9  "Bonds" shall have the meaning given that term in Section 7.13.

1.10 "Books and Records" shall mean all lists, files and documents related solely to the ownership or the operation of the Purchased Assets.

1.11 "Business Day" shall mean any day other than a Saturday, Sunday, any day which is a legal holiday or any day on which banking institutions are permitted to close in the city of New York, and which is also a day on which dealings in U.S. dollar deposits are carried out in the London Interbank market.

1.12 "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601, et seq.

1.13 "Charges" shall mean the power, utility, permit, tariff, usage and other similar charges incurred with respect to the operation of the Purchased Assets.

1.14 "Chemical Substance" shall mean all regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil and any fraction thereof) or petroleum by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls and any other chemicals, materials or substances which are designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any or pursuant to any Environmental Law.

1.15 "Closing Date" shall mean September 16, 1998, and "Closing" shall mean the consummation of the transactions contemplated herein on such day.

1.16 "Closing Inventory Volumes" shall mean the volumes of crude oil, additives, blend stocks, feedstocks, petrochemicals, catalysts and chemicals (including catalysts and chemicals in each process unit's storage facilities, and platinum in the process units but otherwise excluding catalysts and chemicals in the process units), by-products, unfinished or partially finished refined products, and finished refined products including water bottoms, bottom sediment, sludge, slop, line fill whether located on the Real Property Assets, or in transit by pipeline to the Real Property Assets or by vessel to the Real Property Assets or located elsewhere, whether in the possession of Mobil or any other Person (other than the MLDW Catalyst which is the subject of the MLDW Catalyst Lease Agreement), as of the Closing Date.

1.17 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.18 "Consent" shall mean any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any Person or any Governmental Entity, or expiration or termination of any applicable waiting period under any Legal Requirements, required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

1.19 "Consent Order" shall mean, collectively, (i) the administrative consent order for the Paulsboro Refinery entered into with the NJDEP Division of Hazardous Waste Management having an effective date of May 10, 1991 as amended in or about February, 1995, and (ii) the administrative consent orders entered into with NJDEP Division of Water Resources dated September 10, 1979 and September 29, 1980.

1.20 "Contracts" shall mean any and all contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases, licenses, registrations, authorizations, mortgages, bonds, notes and other instruments as the same have been amended or supplemented.

1.21 "Crude Oil Sales and Purchase Agreement" shall mean the crude oil supply agreement between Valero Marketing and Supply Company and Mobil dated as of the date of this Agreement.

1.22 "Crude Reference Price" or "CRP" shall mean the annual average of the daily spot prices (such period beginning on the day immediately after the Closing Date, and ending on the subsequent anniversary thereof, and yearly thereafter) of West Texas Intermediate, delivered at Cushing, Oklahoma, based on the first month mean price as quoted by Platt's, less the Saudi per barrel discount for Arabian Light Crude cif U.S. Gulf Coast as published monthly in the Petroleum Intelligence Weekly.

1.23 "Current Assets" shall mean, with respect to the Assets, (i) stores inventory and spare parts, in each case whether located on the Real Property Assets or located elsewhere and intended for use in the operation of the Purchased Assets, whether in the possession of Mobil or any other Person,
(ii) certain prepaid expenses, and (iii) other current assets, in each case as listed on Schedule 3.2.1.

1.24 "Current Liabilities" shall mean, (i) certain accrued Liabilities, and
(ii) Assumed SFAS 106 Liabilities relating to Acquired Employees, in each case as listed on Schedule 3.2.1.

1.25 "Damages" shall mean any and all obligations, liabilities, damages, fines, liens, penalties, deficiencies, losses, Judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and attorneys', accountants', engineers', health, safety, environmental and other consultants' and investigators' fees and disbursements or other payments in respect of such payments), regardless of whether any of the foregoing are foreseeable or unforeseeable, matured or unmatured.

1.26 "Directive" shall mean a verbal directive from a Governmental Entity that is (i) confirmed by representatives of Mobil and Valero at a meeting (in person or by teleconference) with such Governmental Entity or (ii) is otherwise communicated to Valero by the Governmental Entity, subsequently provided by Valero to Mobil in writing and confirmed by Mobil to its reasonable satisfaction with such Governmental Entity.

1.27 "Effective Time" shall mean 11:59 PM on the Closing Date.

1.28 "Employees" shall mean those individuals who are employed in the operation of the Purchased Assets, including certain shared services employees, as listed on Schedule 1.28.

1.29 "Environmental Condition" shall mean the existence of Chemical Substances in or on the soil, sediments, surface water or groundwater on, under or from, or migrating from the Real Property Assets, to the extent the levels of any such Chemical Substances exceed naturally occurring background levels in such areas.

1.30 "Environmental Costs" shall mean any actual costs or expenses, including reasonable and appropriate fees and disbursements for outside attorneys, engineers, health, safety, environmental and other outside consultants and investigators, except as otherwise provided in the definition of Minimum Required Capital Expenditure, incurred pursuant to an Environmental Law as such Environmental Law is in effect at the Closing but only to the extent such costs or expenses are incurred as a result of any of the following: (1) Third Party Environmental Claim; (2) Governmental Environmental Fine or Penalty; (3) Required Remediation; or (4) Minimum Required Capital Expenditures; provided, however, Environmental Costs shall not include costs or expenses for services
performed by Valero's or its Affiliates' employees.    With respect to
Required Remediation, Environmental Costs shall include (i) those minimum capital expenditures (as reasonably determined by Mobil and Valero or a mutually selected Expert if the Parties cannot agree) necessary to implement the Required Remediation and (ii) any fees paid to NJDEP for oversight pursuant to Environmental Law and any written invoice by NJDEP therefor. For purposes of this Agreement, Environmental Costs shall be incurred when the relevant services are performed and the costs and expenses associated therewith are paid. Notwithstanding the immediately preceding sentence, Environmental Costs for a service or contract may be paid prior to performance of the relevant service or contract only if such prepayment (i) is commercially reasonable, (ii) not intended to circumvent the indemnification provisions of Section 8.4.4, and (iii) is pre-approved by Mobil and Valero or a mutually selected Expert if the Parties cannot agree. In the event that any such prepayment is for a service or contract that by its terms extends beyond the time periods set forth in Section 8.4.4(iii)(f)(2) and (g)(2), the amount of the prepayment shall be apportioned on a prorata basis between Mobil and Valero based upon the relative portion of time before and after the indemnities set forth in 8.4.4(iii)(f)(2) and g(2) expire.

1.31 "Environmental Documents" shall mean those documents listed on Schedule
1.31.

1.32 "Environmental Law"or "Environmental Laws" shall mean all applicable laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, variances issued, promulgated, entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, human health and safety, or to the management (including treatment, storage, disposal or other handling), Release or threatened Release of Chemical Substances, including CERCLA, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right-to- Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Endangered Species Act, 16 U.S.C. Sections 1531, et seq., the Marine Mammal Protection Act, 16 U.S.C. Sections 1361 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. Sections 651 et seq., ISRA, the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E, et seq., the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1, et seq., the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Hazardous Discharge Site Remediation Act, N.J.S.A. 58:10B-1, et seq., and any similar or implementing state or local law, and all amendments thereto or regulations promulgated thereunder.

1.33 "Environmental Liabilities" shall mean any Damages or Liabilities (whether incurred, existing or first occurring on, before or after the Closing
Date) arising under or pursuant to (i) any Environmental Law or otherwise relating to the environment, preservation or reclamation of natural resources, human health and safety, or (ii) an Environmental Condition, or the management (including treatment, storage, disposal or other handling), Release or threatened Release of Chemical Substances, including Damages or Liabilities incurred in connection with (a) any non-compliance with Environmental Law, (b) any Third Party Environmental Claim, (c) any Governmental Environmental Fine or Penalty, or (d) any Required Remediation of an Environmental Condition. Environmental Liabilities shall not include Liabilities for Off-Site Disposal Activities performed by, or on behalf of, Mobil prior to the Closing Date or Liabilities caused by or resulting from the operation of the facilities, after the Closing Date, on the Excluded Assets and Retained Areas or from the Excluded Assets located on the Assets by or on behalf of Mobil or its Affiliates (other than by or on behalf of Valero and its Affiliates).

1.34 "Estimated Working Capital Amount" shall have the meaning given to that term in Section 3.2.1.

1.35 "Excluded Assets" shall have the meaning given to that term in Section
2.1.6.

1.36 "Excluded Employees" shall mean those Employees who are neither Acquired Employees nor Retained Employees.

1.37 "Expert" shall mean one or more nationally recognized firms mutually selected by Mobil and Valero or selected by the procedures set forth in
Section 9.18.

1.38 "Facilities" shall mean the lube and fuel process units, tank farms, utilities, wharves, office buildings and other structures and improvements located on the Real Property Assets, which are owned or leased by Mobil as of the Closing Date, and are more fully described on Schedule 1.38.

1.39 "Filing" shall mean any filing with any Person or Governmental Entity required by any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

1.40 "Final Statement" shall have the meaning given to that term in Section
3.2.4.

1.41 "Fraudulent Misrepresentation" shall mean, in connection with the representation set forth in Section 5.14, an intentional, knowing and wilful misrepresentation of a material fact.

1.42 "Governmental Entity" shall mean any of the following having jurisdiction over the Assets: federal, state or local government, or any court of competent jurisdiction, or any administrative agency or commission, or any other governmental authority or instrumentality, and "Governmental Entities"shall be construed accordingly.

1.43 "Governmental Environmental Fine or Penalty" shall mean any monetary fine or penalty levied by any Governmental Entity for noncompliance with an Environmental Law.

1.44 "Historical Financial Statements" shall mean the financial statements listed on Schedule 1.44.

1.45 "Indemnified Party" and "Indemnifying Party" shall have the meanings given to those terms in Section 8.6.

1.46 "Industrial Site Recovery Act" or "ISRA" shall mean N.J.S.A. 13:1K-6 et. seq., together with its implementing regulations.

1.47 "Intellectual Property" shall mean any and all patents, patent applications, trade secrets, trade names, know-how, technology, invention disclosures, registered copyrights, registered service marks or trademarks, any applications to register any copyrights, service marks, or trademarks, any unregistered copyrights, service marks, trade names or trademarks and any computer software programs (including source code and object code).

1.48 "Intellectual Property Rights Agreements" shall mean the MLDW Catalyst Lease Agreements, the Intellectual Property Rights License Agreement, the Technical Support Services Agreement and the Mobil Engineering Practices Technology Agreement between Mobil Technology Company and Valero of even date herewith.

1.49 "Intellectual Property Rights License Agreement" shall mean the intellectual property license agreement between Valero and Mobil dated as of the date of this Agreement.

1.50 "Judgments" shall mean any and all judgments, orders, writs, directives, rulings, decisions, injunctions, settlement agreements or awards of any Governmental Entity or arbitrator.

1.51 "Known Environmental Conditions" shall mean Pre-Closing Environmental Conditions that are identified in the Environmental Documents or could be reasonably extrapolated therefrom.

1.52 "Legal Requirements" shall mean any and all applicable (i) federal, state and local laws, ordinances, regulations, (ii) codes, standards, rules, requirements and criteria issued under any federal, state or local laws, ordinances or regulations and (iii) Judgments.

1.53 "Liabilities" shall mean any and all liabilities, claims, losses, causes of action, responsibilities, or obligations, and the Damages arising therefrom or relating thereto, whether known, unknown, absolute, contingent, accrued, secured, unsecured, liquidated, unliquidated, choate, inchoate, or otherwise.

1.54 "LIBOR" shall mean, as of any date of determination, the three-month London Interbank Offered Rate for U.S. dollars, determined at 11:00 a.m., London time, on the first day of the calendar quarter in which the date of determination occurs (or, if the first day of such calendar quarter is not a London Banking Day, the immediately preceding London Banking Day), as such rate appears on Telerate Page 3750, or any successor page thereto. If Telerate Page 3750 or any successor page ceases to publish the three-month London Interbank Offered Rate for U.S. dollars, the Parties shall designate an alternative mechanism consistent with Eurodollar market practices for determining such rate. For purposes of this definition, a "London Banking Day" is a day on which dealings in deposits in U.S. dollars are transacted on the London interbank market.

1.55 "Licensed Intellectual Property" shall mean the Intellectual Property specified in Schedule 1.55, which Intellectual Property consists of (i) Intellectual Property owned entirely by Mobil (or its Affiliates) and used in the operation of the Assets at the Closing Date or (ii) Intellectual Property owned in part or in its entirety by Persons other than Mobil (and its Affiliates) and used by Mobil in the operation of the Assets at the Closing Date pursuant to license agreements with such Persons, and which Intellectual Property will be made available to Valero pursuant to the Intellectual Property Rights Agreements.

1.56 "Lien" shall mean any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, and any security or similar agreement of any kind or nature whatsoever.

1.57 "Light Products Offtake Agreement" shall mean the gasoline and distillates offtake agreement between Valero Marketing and Supply Company and Mobil dated as of the date of this Agreement.

1.58 "Light Products Terminal" or "LPT" shall have the meaning given that term in Section 2.1.6.

1.59 "Lubricants Blending and Packaging Plant" or "LOBP" shall have the meaning given that term in Section 2.1.6.

1.60 "Material Contract" shall mean any Contract associated with the Purchased Assets (whether associated solely with the Purchased Assets or associated partly with the Purchased Assets and partly with the other businesses of Mobil) that is material to the operation of the Purchased Assets including Contracts that involve payments to or from Mobil in excess of $100,000 or which may not be terminated on sixty (60) days notice without payment, penalty or premium.

1.61 "Minimum Remediation Cost" shall mean the minimum cost necessary to implement the Minimum Remediation Method.

1.62 "Minimum Remediation Method" shall mean the minimum method of Remediation allowable under, and which satisfies the requirements of, Environmental Laws in effect at the time of such Remediation, as such may be modified on a case-by-case basis by the appropriate Governmental Entity to achieve the least stringent remediation standard or clean-up criteria for the type of property affected consistent with its actual use at the Closing Date, which Remediation method utilizes demonstrated and proven technology or methods, and would be allowable by the applicable Governmental Entity. Minimum Remediation Method shall not include any Remediation method that would materially and unreasonably interfere with the operations of the Assets as they were operated in accordance with Mobil's Past Operating Standards; provided, however, that the following Remediation methods shall not be considered as materially and unreasonably interfering with the operations of the Assets: passive remediation, natural attenuation, and institutional controls, including establishing a declaration of environmental restriction or deed notice and groundwater classification exception areas for the entire site covered by the Consent Order. Engineering controls are presumed not to materially and unreasonably interfere with the operations of the Assets; provided, however, Valero shall have the right to demonstrate to Mobil's reasonable satisfaction that a particular engineering control, as proposed, would materially and unreasonably interfere.

1.63 "Minimum Required Capital Expenditure" shall mean any capital expenditure (including cost of services performed by outside engineers and consultants which are capitalized, but excluding costs of services performed by Valero's or its Affiliates' employees, operation and maintenance expenditures, expenditures for ordinary course wear and tear, and capital expenditures for Required Remediation) to the extent such expenditure: (i) is required by a government order, a notice of violation or a written directive to Valero by or from a Governmental Entity; (ii) would have been required to be made on or before the Closing Date to bring Mobil into compliance at the Closing with an Environmental Law as in effect on the Closing Date and requiring compliance on or before the Closing Date; (iii) is necessary to operate the Facilities in the same manner as they were operated under Mobil's Past Operating Standards; and (iv) as mutually agreed to by the Parties, or by a mutually selected Expert if the Parties cannot agree, does not exceed the minimum capital expenditure necessary, utilizing the least stringent standards for the type of equipment affected based upon the use of the Assets under Mobil's Past Operating Standards, to comply with the applicable Environmental Law in effect and requiring compliance at the Closing Date.

1.64 "MLDW Catalyst Lease Agreements" shall mean the MLDW Catalyst Lease Agreements between Mobil and Valero dated as of the date of this Agreement.

1.65 "Mobil Apportioned Obligations" shall mean the Apportioned Obligations apportioned to Mobil pursuant to Section 7.18.1.

1.66 "Mobil's Past Operating Standards" shall mean the operation of the Purchased Assets by Mobil in the normal course of business prior to the Closing, including its crude and product mix, its process configuration, its process units operating capacity as set forth on Schedule 5.11 and taking into account that the Purchased Assets were operated as part of Mobil's refinery system.

1.67 "Mobil Technical Center" or "MTC" shall have the meaning given that term in Section 2.1.6.

1.68 "MPLC" shall mean Mobil Pipe Line Company, an Affiliate of Mobil.
 1.69 "Municipally Financed Property" shall have the meaning given that term in Section 7.13.

1.70 "Net Working Capital" shall mean all Current Assets minus all Current Liabilities, in each case as of the Closing Date.

1.71 "NJDEP" shall mean the New Jersey Department of Environmental Protection.

1.72 "Notice of Disagreement" shall have the meaning given that term in
Section 3.2.5.

1.73 "Off-Site Disposal Activities" shall mean any off-site transportation, off-site storage, off-site disposal, or off-site treatment of any Chemical Substance, and any Release from the foregoing, provided however, that the term Off-Site Disposal Activities shall in no event include the discharge, Release, emission, spill, leak or migration of Chemical Substances at, on, under or from the Real Property Assets or the Facilities.

1.74 "Offtake Agreements" shall mean the Purchase and Sales Agreement for Lubricant Base Oils and the Light Products Offtake Agreement.

1.75 "Permitted Activities" shall mean (i) any emergency response action of Valero, to the extent such action is required by a reasonable and prudent refinery operator, to respond to an emergency situation resulting from an act of God or other sudden and unexpected emergency event which Valero could not reasonably anticipate or prevent, which emergency situation represents an immediate threat or imminent danger to the health or safety of employees, the public or the environment, provided that such emergency situation or event in no way whatsoever is caused by, relates to, arises out of, results from or is in connection with any negligent actions or omissions by or on behalf of Valero, its Affiliates, or their respective employees, agents, contractors, licensees or invitees, (ii) any activity required of Valero to install or reconfigure any equipment meeting the requirements of a Minimum Required Capital Expenditure, in the event that such expenditure is triggered under this Agreement, (iii) any action required of Valero to comply with Legal Requirements, other than Environmental Laws, in effect and requiring compliance prior to the Closing Date, provided that such Legal Requirements do not arise out of any Voluntary Remediation or voluntary activity by or on behalf of Valero, its Affiliates, or their respective employees, agents, contractors, licensees or invitees, and provided such action is necessary to operate the Assets in the same manner as they were operated under Mobil's Past Operating Standards and/or (iv) any reporting of a solely Pre-Closing Environmental Condition, made by Valero under the New Jersey Spill Compensation and Control Act and the reporting regulations promulgated thereunder provided, however, the report is required to be made at the time the report is made, and the Pre-Closing Environmental Condition which is the subject of the report is discovered by or on behalf of Valero only after Closing and only as a result of (a) passive observation, (b) Required Remediation using the Minimum Remediation Method, or (c) the installation or reconfiguration or removal of equipment meeting the requirements of a Minimum Required Capital Expenditure in the event that such expenditure is triggered under this Agreement.

1.76 "Permitted Encumbrances" shall mean (i) all (a) title exceptions, defects and other matters set forth in the title insurance commitment referenced in
Section 3.1.3 hereof, and (b) such other matters, whether or not of record, affecting the Real Property Assets on the Closing Date which shall have arisen out of, or by reason of, any acts of Valero or its representatives, agents, contractors, advisors or consultants; (ii) zoning, building and all other similar laws applicable to the ownership, use or development of, or the right to maintain or operate such Real Property Assets; (iii) those encumbrances shown on the survey of the Real Property Assets delivered by Mobil to Valero at Closing; (iv) Liens for unpaid taxes, assessments, Charges, and any other Governmental Entity or quasi-governmental charges, which are not yet delinquent; (v) all leases, easements and Servitudes as disclosed on the Schedules and in effect on the Closing Date and the rights of parties thereunder; (vi) any other Liens, provided the title companies, at the Closing, will insure, at no additional cost to Valero, against collections of such Liens from the Real Property Assets; (vii) environmental Liens described in the title commitment, disclosed to Valero by Mobil in writing prior to Closing or contained in the deed delivered at Closing, (viii) such other matters as do not interfere in any material respect with the ownership, use, occupancy or operations of Valero upon the Real Property Assets as used in the normal course on the Closing Date; and (ix) such other matters with respect to which Valero has agreed to take pursuant to the terms of this Agreement.

1.77 "Permits" shall mean those permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses, which are in the name of Mobil or a Mobil Affiliate and are related solely to the Assets, issued by or required to be filed with any Governmental Entity relating to compliance with any Legal Requirement or Environmental Law.

1.78 "Person" shall mean an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, joint stock company, joint venture, association or other business entity.

1.79 "Personal Property" shall mean (i) the equipment, furnishings, machinery, tools and other tangible personal property listed on Schedule 1.79 which is located on the Real Property Assets; (ii) the equipment, furnishings, machinery, tools and other tangible personal property listed on Schedule 1.79, which is not located on the Real Property Assets; (iii) the motor vehicles, trucks, trailers and other equipment listed on Schedule 1.79; (iv) the vessels and related shore equipment listed on Schedule 1.79; and (v) computer equipment and hardware listed on Schedule 1.79.

1.80 "Pipeline Operating Agreements" shall mean the Pipeline Connection Agreement between MPLC and Valero of even date herewith, the Operating Agreement between Mobil and Valero Natural Gas Pipeline Company of even date herewith, and the Scheduling Services Agreement between Mobil and Valero of even date herewith.

1.81 "Pre-Closing Environmental Conditions" shall mean Environmental Conditions existing at the Closing Date.

1.82 "Prior Bonds" shall have the meaning given that term in Section 7.13.

1.83 "Proceeding" shall mean any suit, action or legal, administrative or arbitration proceeding (including any citation, complaint, consent order, compliance schedule or other similar enforcement order) or any governmental investigation, and "Proceedings" shall be construed accordingly.

1.84 "Product Reference Price" or "PRP" shall mean the sum of the annual averages of the daily posted prices (such period beginning on the day immediately after the Closing Date, and ending on the subsequent anniversary thereof, and yearly thereafter) of (a) 55% of the Platt's New York Barge Spot mean price per gallon of Conventional Unleaded Regular Gasoline (87 octane) multiplied by 42 gallons/barrel; and (b) 45% of the Platt's New York Barge Spot mean price per gallon of No. 2 Oil (High Sulfur) multiplied by 42 gallons/barrel.

1.85 "Property Taxes" shall mean any and all ad valorem taxes, real property taxes, personal property taxes, and similar obligations.

1.86 "Purchase and Sales Agreement for Lubricant Base Oils" shall mean the purchase and sales agreement for lubricant base oils between Valero Marketing and Supply Company and Mobil dated as of the date of this Agreement.

1.87 "Purchased Assets" shall mean the Assets and the Working Capital Assets.

1.88 "Qualifying Purpose" shall have the meaning given that term in Section
7.13.
1.89 "Rail Car Services Agreement" shall mean the rail car services agreement between Mobil and Valero dated as of the date of this Agreement.

1.90 "Real Property Assets" shall mean the owned real property as listed on
Schedule 1.90, and all rights, easements, privilege, improvements and appurtenances belonging, pertaining or relating to such real property.

1.91 "Real Property Conveyances" shall mean (i) the bargain and sale deeds conveying irrevocable fee simple title to the Real Property Assets including the Retained Areas; and (ii) the assignment of Servitudes to all Real Property Assets.

1.92 "Related Agreements" shall mean the Crude Oil Sales and Purchase Agreement, the Pipeline Operating Agreements, the Offtake Agreements, the Special Products Marketing Agreement, the Propane Marketing Agreement between Mobil and Valero Marketing and Supply Company of even date herewith, the System Sharing Agreement between Mobil Oil Telecom Ltd. and Valero of even date herewith, the MTBE Swap Agreement between Mobil and Valero Marketing and Supply Company of even date herewith, the Landfill Lease between Mobil and Valero, the Butane Storage Agreement between Mobil and Valero Marketing and Supply Company of even date herewith, the Emergency Response Services Agreement among Mobil, MPLC, Mobil Technology Company and Valero, the Rail Car Services Agreement, the Intellectual Property Rights Agreements, the Access Agreements, the Utility Services Agreements, the Transition Services Agreement, the Stock Sale and Purchase Agreement between Valero Refining and Marketing Company, MPLCO and Mobil of even date herewith, and the Retained Area Lease.

1.93 "Release" shall mean any release as defined in Section 101(22) of CERCLA.

1.94 "Remediation" shall mean any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation, passive remediation, natural attenuation, bioremediation, response, cleanup or abatement, whether on-site or off-site, of any Environmental Condition, including institutional or engineering controls.

1.95 "Required Remediation" shall mean the Remediation required from time to time by an applicable Governmental Entity pursuant to Environmental Laws in effect at the time of such Remediation, including the Consent Order, the Valero Consent Order and Technical Requirements for Site Remediation, N.J.A.C. 7:26E-1 et seq. (the application of which may be modified on a case- by-case basis to be less stringent, or as same may be (a) amended or (b) superseded), as such Environmental Laws may be applied to the Assets; provided however, such Remediation is approved, either in writing or by Directive, by the applicable Governmental Entity prior to implementation of such Remediation. Required Remediation shall not include any Remediation that is Voluntary Remediation or any Remediation that is required by a Governmental Entity as a result of, in connection with, relating to, or arising out of any Voluntary Remediation.

1.96 "Retained Areas" shall mean the real property set forth on Schedule 1.96, provided however, that Mobil and Valero acknowledge that in the subdivision process the boundaries of the Retained Areas may have to be adjusted to satisfy Governmental Entities having jurisdiction over such subdivision and each of Mobil and Valero agrees to consent to amendments in the boundaries of the Retained Areas required by any Governmental Entity in connection with the subdivision of the Retained Areas provided that any such amendment does not have a material adverse impact on either Mobil or Valero. If such an amendment shall be required and is consented to, the definition of Retained Areas herein and under the lease shall automatically be amended to reflect such change and the deed shall convey the Retained Areas as so amended to Mobil or its designee.

1.97 "Retained Area Lease" shall mean the lease agreement relating to the Retained Areas by and between Mobil and Valero as of the date hereof.

1.98 "Retained Employees" shall mean those Employees who shall remain in the employment of Mobil after the Closing Date as listed on Schedule 1.98.

1.99 "Retained Liabilities" shall have the meaning given that term in Section 2.1.7.

1.100 "Returns" shall mean any and all returns, statements, forms and reports for Taxes related to ownership or operation of the Assets.

1.101 "Scope" shall mean the scope, breadth and areas addressed, including the financial and physical level of effort and the pace.

1.102 "Senior Supervisory Personnel" shall mean Dennis Sherman, Darryl Harris, Neal Ryan, Vicki Holloman, Steve Doerr, and Steve Sobey.

1.103 "Servitudes" shall mean the servitudes and rights of way relating to the Real Property Assets listed on Schedule 1.103.

1.104 "Shared Contracts" shall mean those Contracts specified in Schedule
1.104 to which Mobil is a party as of the Closing Date and which relate partly to the Purchased Assets and partly to the other businesses of Mobil.

1.105 "Special Products Marketing Agreement" shall mean the special products marketing agreement between Valero and Mobil dated as of the date of this Agreement.

1.106 "Statement" shall have the meaning given that term in Section 3.2.2.

1.107 "Tax" or "Taxes" shall mean all taxes and similar governmental charges, imposts, levies, duties, fees and assessments or other like charges, however denominated, including any interest, penalties or additions to such tax that may become payable in respect thereof, imposed by any Governmental Entity or any agency or political subdivision of any such Governmental Entity, which taxes shall include all income taxes (including United States federal income taxes and state and local income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, estimated taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, customs duties, value added taxes, stamp taxes, transfer taxes, withholding taxes, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

1.108 "Technical Support Services Agreement" shall mean the technical support services agreement between Valero and Mobil Technology Company dated as of the date of this Agreement.

1.109 "Third Party"  shall mean:

     (a) any Person other than:

         (i)   any Party;

         (ii)  any Affiliate;

         (iii) any employee of a Party to the extent covered by such Party's workers' compensation with respect to such matter;

         (iv) any agent, successor, assign, transferee, director or officer of an Indemnified Party; and

     (b) any Governmental Entity acting solely in the role as private property owner and not to any extent in its role as sovereign, trustee, or protector of the environment or natural resources.

1.110 "Third Party Environmental Claim" shall mean a written claim by any Third Party alleging personal injury or property damage (including any Damages for Remediation undertaken by a Third Party at its property) resulting from exposure to, or off-site migration of, a Chemical Substance and shall not include claims for Environmental Costs incurred by or on behalf of or at the request of Valero for (1) Required Remediation (2) Governmental Environmental Fines or Penalties, (3) claims alleging damages to natural resources which are addressed exclusively in Schedule 5.14 or (4) Minimum Required Capital Expenditures.

1.111  "Transfer Costs" shall have the meaning given to that term in Section
3.1.5.

1.112 "Transition Services Agreement" shall mean the transition services agreement between Valero and Mobil dated as of the date of this Agreement.

1.113 "Unknown Environmental Conditions" shall mean Pre-Closing Environmental Conditions which are not Known Environmental Conditions.

1.114 "Utility Services Agreements" shall mean the three (3) Utility Services Agreements between Mobil, MPLC and Mobil Technology Company and Valero dated as of the date of this Agreement.

1.115 "Valero Apportioned Obligations" shall have the meaning given that term in Section 7.18.1.

1.116 "Valero Consent Order" shall mean the Consent Order, as amended in whatever form may be approved by NJDEP, which at a minimum: (i) names Valero as an ordered party with respect to the obligations under the Consent Order, including payment of any penalties and NJDEP oversight costs thereunder, and
(ii) provides for Valero to provide a remediation funding source in place of Mobil's; unless Valero and Mobil are relieved by a Legal Requirement from such obligations. It is the intent of Mobil and Valero that Valero shall be the lead responsible party for the Valero Consent Order.

1.117 "Voluntary Remediation" shall mean any Remediation that is not Required Remediation using the Minimum Remediation Method at the Minimum Remediation Cost. Voluntary Remediation includes: (i) in connection with Remediation that is ongoing pursuant to the Consent Order or the Valero Consent Order and as performed by Valero, any significant expansion or acceleration, unless required in writing or by Directive (provided, however, the Directive is limited to undertaking specific Remediation tasks which do not first require approval of a work plan) of, a Governmental Entity, of the Scope of Required Remediation in comparison to the Scope of Remediation performed by Mobil prior to the Closing Date pursuant to the Consent Order, (ii) any modifications, expansions or acceleration of the Scope of the Minimum Remediation Method for Required Remediation, (iii) any Remediation performed "at risk" or prior to approval, either in writing or by a Directive of, NJDEP or other Governmental Entity, (iv) any Remediation resulting from, in connection with, relating to or arising out of any voluntary activities undertaken by, or arising out of any omissions of, Valero, (v) any Remediation performed in connection with any brownfields legislation that provides for expedited review or action upon Remediation proposed for abandoned or underutilized properties that are being remediated for redevelopment purposes, or (vi) any Remediation that is required as a result of, in connection with, relating to or arising out of any of the foregoing. Required Remediation resulting from Permitted Activities shall not be considered Voluntary Remediation provided that such Required Remediation is limited to the Minimum Remediation Method at the Minimum Remediation Cost and otherwise does not meet the foregoing criteria.

1.118  "Warehouse Stock" shall have the meaning given that term in Section
3.2.

1.119 "Working Capital Assets" shall mean the Closing Inventory Volumes and the Net Working Capital.

                    RULES OF INTERPRETATION

      1. The singular includes the plural and the plural includes the singular.
      2.    A reference to one gender includes the other gender.
      3. Unless specifically stated otherwise, a reference to a Legal Requirement includes any amendment or modification of such Legal Requirement, and all regulations, rulings and other Legal Requirements promulgated under such Legal Requirement as such Legal Requirement exists on the Closing Date.
     4. "Knowledge", "known", "to the knowledge of" or "within the knowledge of", with respect to Mobil, shall be construed as the reasonable knowledge of any officer or Senior Supervisory Personnel and with respect to Valero, shall be construed as the reasonable knowledge of any officer of Valero.
     5.    The words "include," "includes" and "including" are not limiting.
     6. A reference to an Article, Section, Exhibit, or Schedule is to the Article, Section, Exhibit, or Schedule of this Agreement unless otherwise expressly indicated.
     7. References to any document, instrument or agreement shall include all exhibits, schedules and other attachments thereto.
     8. The words "hereof," "herein" and "hereunder" and words of similar import shall refer to the Agreement as a whole and not to any particular provision of the Agreement.
     9. References to "days" shall mean calendar days, unless the term "Business Days" shall be used. References to a time of day shall mean such time in Paulsboro, New Jersey, unless otherwise specified.
    10. This Agreement is the result of negotiations among, and has been reviewed by, Mobil, Valero and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all Parties hereto and no ambiguity shall be construed in favor of or against Mobil or Valero.

                           ARTICLE II

                       SALE AND PURCHASE

2.1     Sale and Purchase of the Assets; Excluded Assets and Liabilities.

       2.1.1 The Assets. On the terms and subject to the conditions of this Agreement, Mobil shall sell, transfer and deliver or cause to be sold, transferred and delivered to Valero, and Valero shall purchase and receive from Mobil, at the Closing, all of Mobil's right, title and interest in and to the following, free and clear of all Liens other than Permitted Encumbrances, which taken together shall be the "Assets":

       (i)    the Real Property Assets;

       (ii)   the Facilities;

       (iii)  the Personal Property;

       (iv)   the assigned Permits;

       (v)    the Assigned Contracts; and

       (vi)   the Books and Records.

       2.1.2 Working Capital Assets. On the terms and subject to the conditions of this Agreement, Mobil shall sell, transfer and deliver to Valero and Valero shall purchase and receive from Mobil, at the Closing, all of Mobil's right, title and interest in and to the Working Capital Assets free and clear of all Liens other than Permitted Encumbrances.

       2.1.3 Purchase Price and Working Capital. The transactions contemplated herein shall be considered a sale of assets by Mobil to Valero and not the sale of a business. The purchase price for the Assets shall be $228,000,000 (US). In addition to the purchase price, Valero shall pay to Mobil an amount equal to the value of the Working Capital Assets, as determined in Section 3.2.

     2.1.4 Additional Consideration. As additional consideration for the sale of the Purchased Assets, Valero shall make additional annual payments to Mobil in accordance with Exhibit A.

     2.1.5 Assumed Liabilities. At the Closing, Valero shall assume and be liable and responsible for the following Liabilities (the "Assumed Liabilities"):

     (i) all Liabilities arising after the Effective Time under the Assigned Contracts, assigned non-environmental Permits and Servitudes;

     (ii)   Current Liabilities;


     (iii) one-half of the Transfer Costs;

     (iv) all Environmental Liabilities relating to, in connection with or arising out of the Purchased Assets;

     (v)   all Liabilities relating to Assumed Proceedings listed on
Schedule 2.1.5;

     (vi)  all Liabilities on Schedule 6.4 assumed by Valero;

     (vii) all Liabilities related to Taxes due after the Effective Time as they relate to the period after the Effective Time, including those Liabilities allocated to Valero in Section 7.18; and

     (viii) all Liabilities specifically set forth and assumed by Valero herein.

          In addition, from and after the Closing, Valero shall be liable for all Liabilities whatsoever, other than Retained Liabilities, that arise out of or are related to the ownership, use, maintenance or operation of the Purchased Assets after the Effective Time and to any event relating to the Purchased Assets occurring after the Effective Time.

     2.1.6 Excluded Assets. At the Closing, Mobil shall continue to own all assets, other than the Purchased Assets, presently owned by Mobil and its Affiliates located on or near the Real Property Assets or connected with the Real Property Assets, including the following assets:

     (i) any and all assets owned by MPLC, including the pipelines and pumping stations owned by MPLC located on the Real Property Assets as shown on the survey to be delivered in accordance with this Agreement;

     (ii) the real and personal property associated with the adjoining
Light Products Terminal ("LPT") at N. Delaware Street, Paulsboro, NJ 08066, subject to the Retained Area Lease;

     (iii) the real and personal property associated with the Mobil Technical Center at 600 Billingsport Road, Paulsboro, NJ 08066 ("MTC"), including the personal property set forth on Schedule 2.1.6;

     (iv) the real and personal property associated with the Lubricants Blending and Packaging Plant at 1001 Billingsport Road, Paulsboro, NJ 08066 (the
"LOBP"), including the personal property set forth on Schedule 2.1.6;

     (v)  accounts receivable;

     (vi) certain prepaid expenses;

     (vii) exchange differentials and exchange volumes associated with the operation of the Facilities;

     (viii) all cash and cash equivalents of Mobil;

     (ix) all bank accounts of Mobil;

     (x)  all intercompany accounts due to or from Mobil or a Mobil
Affiliate;

     (xi) except as assumed by Valero hereunder, all rights, claims and benefits relating to or arising from any Proceeding, including any Tax Proceeding, pending as of the Closing Date, with respect to the ownership and operation of the Purchased Assets on or prior to the Closing;

     (xii) all of Mobil's insurance policies, and all its rights under such insurance policies, including insurance policies related to the ownership and operation of the Purchased Assets;

     (xiii) all rights, claims and benefits of Mobil to the extent relating to any Excluded Asset or any Retained Liability;

     (xiv)  the books and records (other than the Books and Records);

     (xv)   the Intellectual Property of Mobil or of any Third Party;

     (xvi)  the railway cars located on the Real Property Assets;

     (xvii) the equipment and goods not owned by Mobil located on the Real Property Assets; and

     (xviii) the MLDW catalyst which is subject to and used under the MLDW Catalyst Lease Agreement

     2.1.7 Retained Liabilities. Notwithstanding any other provision of this Agreement, the Liabilities of Mobil which are retained by Mobil hereunder (the "Retained Liabilities") are:

     (i) all Liabilities related to Excluded Assets except as specifically assumed by Valero in Article VIII;

    (ii) all Liabilities relating to Proceedings which relate to the ownership or operation of the Purchased Assets prior to the Effective Time, except as specifically assumed by Valero herein;

     (iii)    all Liabilities retained by Mobil on Schedule 6.4.

     (iv) all Liabilities related to Taxes due prior to the Closing Date as they relate to the period before the Closing Date, including those Liabilities allocated to Mobil in Section 7.18;

     (v) all Liabilities under any Contract or Servitude related to the Purchased Assets which are not assigned to Valero or under any Permits related to the Purchased Assets which are not assigned, transferred or reissued to Valero, except for Environmental Liabilities assumed by Valero pursuant to
Section 2.1.5(iv);

     (vi) all Liabilities related to Off-Site Disposal Activities performed by, or on behalf of, Mobil or its Affiliates.

     (vii)  accounts payable;

     (viii) all Liabilities, other than the Assumed Liabilities, that arise out of or are related to Mobil's ownership, use, maintenance or operation of the Purchased Assets prior to Closing and to any event relating to the Purchased Assets occurring prior to Closing.

     2.1.8 Disclaimer. Valero acknowledges it has examined the Purchased Assets and has made its own independent investigation, analysis, evaluation and verification of the Purchased Assets. EXCEPT AS PROVIDED IN ARTICLE V AND IN THE REAL PROPERTY CONVEYANCES AND BILLS OF SALE EXECUTED IN CONNECTION HEREWITH, THE PURCHASED ASSETS, SOLD BY MOBIL AND ACCEPTED BY VALERO ARE SOLD AND ACCEPTED "AS IS, WHERE IS," AND "WITH ALL FAULTS" WITH NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN, OPERATION, CAPACITY, QUALITY, VALUE OR OTHERWISE.

     2.1.9 Year 2000 Disclaimer. The Parties are fully aware of and acknowledge the challenge facing the global business community concerning the transition to the Year 2000 and beyond. The Parties further acknowledge that unless repaired, replaced or retired, some computer software, equipment and systems may not be able to properly handle dates in the transition to year 2000 and beyond which may result in unpredictable and potentially unfavorable business performance. MOBIL MAKES NO WARRANTY, REPRESENTATION OR PROMISE, EXPRESS OR
IMPLIED, THAT THE PURCHASED ASSETS ARE "YEAR 2000 COMPLIANT". As used herein, the term Year 2000 Compliant shall mean that the Purchased Assets, including all computer software, hardware, firmware, business processes and business systems, process controls and equipment, containing date-sensitive chips are now or will in the future be able to correctly recognize, process, interface with, exchange or receive date-related data for the dates within and between the 20th and 21st centuries and all other centuries.

                          ARTICLE III

                          THE CLOSING

3.1       Closing.

     3.1.1  Time and Place

          (i) The Closing of the transactions contemplated hereby shall be held at the offices of Mobil Oil Corporation, 3225 Gallows Road, Fairfax, Virginia at 2:00 p.m. on the date first written above.

          (ii) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Valero of any Asset is prohibited by any applicable Legal Requirement or would require any Authorizations and such Authorizations, shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, the Parties shall use reasonable efforts, and cooperate with each other, to obtain promptly such Authorizations, provided, however, that neither Mobil nor Valero shall be required to pay any consideration therefor, other than Filing or similar fees payable to any Governmental Entity. Pending such Authorizations, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Valero the benefits and Liabilities of use of such Asset. Once such Authorization for the sale, assignment, transfer, conveyance or delivery of an Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Mobil shall promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Asset to Valero for no additional consideration.

          (iii)  Mobil and Valero acknowledge that the Real Property
Assets exclude the Retained Areas, but that the Retained Areas are part of tax lots that, by and large, constitute Real Property Assets. Mobil and Valero further acknowledge that the conveyance by Mobil of less than a full tax lot is prohibited by applicable Legal Requirements and that a subdivision of the Retained Areas from the Real Property Assets cannot be achieved before the Closing. Therefore, Mobil and Valero agree that at Closing, that Mobil shall convey the Retained Areas to Valero, and Valero shall enter into a lease of the Retained Areas to Mobil.

     3.1.2 Deliveries by Valero. At the Closing, Valero shall deliver, or cause to be delivered, to Mobil the following:

     (i) $228,000,000 in immediately available funds by wire transfer to an account which is designated by Mobil not less than two Business Days prior to the Closing, plus or minus the net Closing Adjustments as set forth on Schedule 3.1.2;

     (ii) a guarantee from Valero Energy Corporation guaranteeing all obligations of Valero and its Affiliates hereunder, and in the Related Agreements;

     (iii) an amount equal to the Estimated Working Capital Amount in immediately available funds by wire transfer to an account which is designated by Mobil not less than two Business Days prior to Closing;

     (iv) such instruments of assumption and other instruments or documents, as may be necessary to effect Valero's assumption of the Assumed Liabilities;

     (v) certified copies of resolutions of the Boards of Directors of Valero Energy Corporation, Valero and Valero Marketing and Supply Company, authorizing this Agreement, the transactions contemplated herein and the Related Agreements;

     (vi) a certificate of incumbency for the officer of Valero executing this Agreement and the Related Agreements;

     (vii) a certificate of incumbency for the officer of Valero Marketing and Supply Company executing the Related Agreements;

     (viii) a certificate of incumbency for the officer of Valero Energy Corporation executing the Valero Energy Corporation guarantee;

     (ix) such other instruments and documents, as may be necessary to effect the Closing;

     (x)    a duly executed copy of each of the Related Agreements;

     (xi) the certificates and other documents to be delivered pursuant to Section 4.2;

     (xii)  an opinion of counsel to Valero which shall be Exhibit B;

     (xiii) one-half of the cost of the title insurance policy and survey; and

     (xiv) except as set forth on Schedule 6.5, executed copies of the documents necessary to transfer, assign or reissue material Permits, to the extent transferable, assignable or capable of being reissued to Valero.

     3.1.3 Deliveries by Mobil. At the Closing, Mobil shall deliver to Valero the following:

     (i)  the Real Property Conveyances;

     (ii) bills of sale transferring to Valero, as of the Effective Time, the Personal Property;

     (iii)  executed copies of consents to assignment of the Assigned
Contracts;

     (iv) executed copies of the documents necessary to transfer, assign or reissue material Permits, to the extent transferrable, assignable or capable of being reissued to Valero, as specifically identified on Schedule 5.7.2;

     (v) such other instruments or documents, as may be necessary to effect the Closing;

     (vi)   a duly executed copy of each of the Related Agreements;

     (vii) certificate of incumbency for the officer of Mobil executing this Agreement and the Related Agreements;

     (viii) an opinion of counsel to Mobil which shall be Exhibit C;

     (ix) the certificates and other documents to be delivered pursuant to Section 4.1;

     (x) a commitment of title insurance to ensure good and marketable title, subject to Permitted Encumbrances, to all Real Property Assets, one-half of the cost of which shall be reimbursed by Valero to Mobil;

     (xi) a boundary and servitudes survey of the Real Property Assets one-half of the cost of which shall be reimbursed by Valero to Mobil; and

     (xii)  the documents set forth on Schedule 5.14.

     3.1.4 Agreements. The following agreements shall be entered into by Valero and Mobil on the Closing Date:

     (i)    the Related Agreements;

     (ii)   the assignment and assumption of the transferrable Permits;

     (iii)  the assignment and assumption of the Assigned Contracts; and

     (iv) the assignment and assumption of the Consent Order, in the form of the Valero Consent Order, which assignment shall have been approved by the NJDEP.

     3.1.5 Transfer Costs. Sales taxes, transfer taxes and recording fees, if any, imposed upon the transfer of the Purchased Assets and the Filings associated therewith shall be the responsibility of, and shall be paid by, Valero and Mobil in equal shares.

     3.1.6   Post-Closing Adjustments to Closing Adjustments.

     (i) On or before January 15, 1999, Mobil shall prepare and deliver to Valero a statement prepared in the same or similar form as the Closing Adjustment Schedule described in Section 3.1.2 hereof using revised information (the "Post-Closing Adjustment Statement"). The Post-Closing Adjustment Statement shall also state the difference, if any, between the Closing Adjustment and the final amount determined in the Post-Closing Adjustment Statement (the "Post-Closing Adjustment"). Valero shall cause the Acquired Employees to assist Mobil as reasonably necessary in the preparation of the Post-Closing Adjustment Statement.

     (ii) During the twenty (20) day period following Valero's receipt of the Post- Closing Adjustment Statement, Valero shall be permitted to review the working papers of Mobil relating to, and shall be given reasonable access, upon reasonable notice, to the employees of Mobil who have knowledge relevant to, the Post-Closing Adjustment Statement. Subject to subparagraph (iii) below, the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the twentieth (20th) day following delivery thereof to Valero ("Final Post-Closing Adjustment Statement").

     (iii) If Valero disputes any item on the Post-Closing Adjustment Statement, Valero shall give written notice of dispute to Mobil within such twenty (20) day period. Any notice of dispute shall specify in reasonable detail the nature of the dispute and shall only be based on mathematical error and inaccurate information.

     (iv) If a timely notice of dispute is received by Mobil, during the twenty (20) day period following receipt of the notice, Mobil and Valero shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the notice of dispute. During such period, Mobil shall have access to the working papers of Valero prepared in connection with its notice of dispute. If at the end of such period, Mobil and Valero resolve their differences, the Post-Closing Adjustment Statement shall be modified and as modified shall be binding upon the Parties and shall become the Final Post- Closing Adjustment Statement.

     (v) If at the end of such twenty (20) day period Mobil and Valero are unable to resolve their differences, Mobil and Valero shall submit the dispute to the Accounting Firm as described in Section 3.2.7 for review and resolution, and:

          (a) the Accounting Firm shall be a nationally recognized independent public accounting firm and shall be agreed upon by Mobil and Valero in writing;

          (b) the Accounting Firm shall make a final and binding determination as to the submitted matters within twenty (20) days after its appointment.
The scope of the dispute to be resolved by the Accounting Firm shall be limited to whether there are any mathematical errors or incorrect information in the Post-Closing Adjustment Statement. The Accounting Firm shall not make any other determination, including any determination as to whether generally accepted accounting principles were followed in preparation of the Post-Closing Adjustment Statement. The Accounting Firm's determination shall be in the form of an opinion as is appropriate under the circumstances. The Post-Closing Adjustment Statement shall be modified forthwith in accordance with the determination of the Accounting Firm and as modified shall be binding upon the Parties and will become the Final Post-Closing Adjustment Statement.

          (c) Mobil and Valero agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against whom such determination is to be enforced.

          (d) The fees and expenses of the Accounting Firm and the reasonable attorneys' fees and expenses of the Parties incurred in connection with the matters submitted to the Accounting Firm shall be borne by Valero and Mobil in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

          (e) The fees and expenses of Mobil incurred in connection with its preparation of the Post-Closing Adjustment Statement and Final Post- Closing Adjustment Statement, except as provided in subparagraph (d) above, shall be borne by Mobil, and the fees and expenses of Valero incurred in connection with its review of the Post-Closing Adjustment Statement, preparation of any notice of dispute, and the Final Post- Closing Adjustment Statement, except as provided in subparagraph (d) above, shall be borne by Valero.

     (vi) If the Post-Closing Adjustment is greater than the Closing Adjustment, then Valero shall, or if the Post-Closing Adjustment is less than the Closing Adjustment, then Mobil shall, within ten (10) days after the Final Post-Closing Adjustment Statement becomes binding, make payment to the other Party by wire transfer in immediately available funds of the amount equal to the difference between the Post-Closing Adjustment and the Closing Adjustment, together with interest thereon at LIBOR calculated using a fraction, the numerator of which shall be the actual number of days elapsed from and including the Closing Date to, but excluding, the date of such payment, the denominator of which shall be three hundred sixty (360).

     (vii) During the period of time from and after the Closing Date through the resolution of any dispute as to the amount of the Post-Closing Adjustment, Valero shall afford to Mobil and any accountants, counsel, or financial advisors retained by Mobil in connection with any such dispute, reasonable access, at all reasonable times and upon reasonable notice to the Assets, the Acquired Employees, and the Books and Records for the purpose of allowing Mobil to prepare the Post-Closing Adjustment Statement and address such dispute.

3.2  Working Capital Assets.

     3.2.1 Estimated Working Capital Amount. For purposes of determining the amount of immediately available funds to be paid on the Closing Date by Valero, the amount equal to the estimated value of the Working Capital Assets shall be $97,390,373.50 (the "Estimated Working Capital Amount") as more fully described on Schedule 3.2.1.

     3.2.2 Statement As soon as practicable and in no event later than 60 days immediately following the Closing Date, Mobil shall prepare and deliver to Valero a Working Capital Assets Statement (the "Statement") setting forth the value of the Working Capital Assets, together with a detailed analysis thereof, and certified by an officer of Mobil to the effect that the Statement has been prepared in compliance with the requirements of this Section 3.2. Valero shall cause the Acquired Employees to assist Mobil as reasonably necessary in the preparation of the Statement.

     3.2.3 Inventory. The Closing Inventory Volumes portion of the Statement shall be prepared based on a physical inventory (conducted by an Expert, the cost of which shall be shared equally by Mobil and Valero and witnessed by representatives of Mobil and Valero). In the case of stores inventory and spare parts ("Warehouse Stock"), a physical inventory shall be conducted for the purpose of identifying the number of items of Warehouse Stock and shall be based on a reasonable sampling of Warehouse Stock which may be commenced prior to the Closing Date; provided, however, that if either Mobil or Valero in good faith concludes that such reasonable sampling does not adequately identify the number of Warehouse Stock items, then, at such Party's request, the physical inventory of Warehouse Stock shall be based on a full physical inventory of all Warehouse Stock items (which shall also be conducted for the purpose of identifying the number of items of Warehouse Stock).
Valero may participate in the preparation of the Statement, by witnessing the taking of the physical inventory; provided, however, that Valero acknowledges that Mobil shall have the primary responsibility and authority for preparing the Statement, including the taking of the physical inventory.

     3.2.4 Final Statement. During the 20-day period following Valero's receipt of the Statement, Valero shall be permitted to review the working papers of Mobil relating to, and shall be given reasonable access, upon reasonable notice, to the employees of Mobil who have knowledge relevant to, the Statement. Subject to Section 3.2.5, the Statement shall become final and binding upon the Parties on the twentieth day following delivery thereof to Valero ("Final Statement").

     3.2.5   Notice of Disagreement.   If Valero disagrees with the Statement,
Valero must give written notice of its disagreement with the Statement ("Notice of Disagreement") to Mobil within such 20-day period. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on noncompliance with this Section 3.2.

     3.2.6   Disputes as to Working Capital Assets.   If a timely Notice of
Disagreement is received by Mobil, during the 20-day period following the delivery of such Notice of Disagreement, Mobil and Valero shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Mobil shall have access to the working papers of Valero prepared in connection with its Notice of Disagreement. If at the end of such period, Mobil and Valero resolve their differences, the Statement shall be modified and as modified shall be binding upon the Parties and will become the Final Statement.

     3.2.7   Independent Accounting Firm.    If at the end of such 20-day
period Mobil and Valero are unable to resolve their differences, Mobil and Valero shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution, any and all matters which remain in dispute and which were properly included in the Notice of Disagreement and:

          (i) the Accounting Firm shall be a nationally recognized independent public accounting firm and shall be agreed upon by Mobil and Valero in writing.
          (ii) the Accounting Firm shall make a final and binding determination as to the submitted matters within 20 days after its appointment. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the Statement was prepared in compliance with the requirements of this Section 3.2 and whether there are any mathematical errors in the Statement. The Accounting Firm is not to make any other determination, including any determination as to whether generally accepted accounting principles were followed in preparation of the Statement. The Accounting Firm's determination shall be in the form of an opinion as is appropriate under the circumstances. The Statement shall be modified forthwith in accordance with the determination of the Accounting Firm and as modified shall be binding upon the Parties and will become the Final Statement.

          (iii) Mobil and Valero agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against whom such determination is to be enforced.

           (iv) The fees and expenses of the Accounting Firm and the reasonable attorneys' fees and expenses of the Parties incurred in connection with the matters submitted to the Accounting Firm shall be borne by Valero and Mobil in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

          (v) The fees and expenses of Mobil incurred in connection with its preparation of the Statement and the Final Statement, except as provided in Section 3.2.7(iv), shall be borne by Mobil, and the fees and expenses of Valero incurred in connection with its review of the Statement, preparation of any Notice of Disagreement, and the Final Statement, except as provided in
Section 3.2.7(iv), shall be borne by Valero.

     3.2.8 Payment. If the value of the Working Capital Assets as determined pursuant to the Final Statement is more than the Estimated Working Capital Amount, Valero shall, or if the value of the Working Capital Assets as determined pursuant to the Final Statement is less than the Estimated Working Capital Amount, then Mobil shall, within 10 days after the Final Statement becomes binding, make payment by wire transfer in immediately available funds of the amount of such difference not otherwise paid by such Party, together with interest thereon at LIBOR calculated using a fraction the numerator of which shall be the actual number of days elapsed from and including the Closing Date to but excluding the date of payment, the denominator of which shall be 360. Either Party may elect, at any time in advance of the Final Statement, to pay to the other Party any portion of such difference between the amount of the Working Capital Assets and the Estimated Working Capital Amount. Such payment shall include interest thereon at LIBOR calculated using the same fraction.

     3.2.9 Method of Calculation. The items and accruals included in the components of Current Assets and Current Liabilities in the Final Statement (with the exception of Warehouse Stock) shall be determined, and the amounts of such items and accruals shall be calculated, in the same manner as the corresponding line items were determined and calculated, and using the same policies, practices, assumptions, procedures, classifications, methods, estimates and judgments as are used, in preparing Schedule 3.2.1. In the case of the inventory of Warehouse Stock, Schedule 3.2.1 reflects book value as set forth in the Warehouse Inventory Management System Reports. The Final Statement shall include changes as mutually agreed by Valero and Mobil as a result of the physical inventory, and shall include adjustments to the Warehouse Stock Valuation resulting from use and purchases of Warehouse Stock since the date of such valuation through the Closing Date. The Parties shall not adjust the value if the changes, due to the physical inventory, in the aggregate do not exceed $100,000. If Valero and Mobil cannot agree, the procedures of 3.2.7 will be followed.

     3.2.10  Valuation.         Valuation of the Working Capital Assets shall
be in accordance with Schedule 3.2.10.

     3.2.11  Access.   During the period of time from and after the Closing
Date through the resolution of any dispute as to the value of the Working Capital Assets, Valero shall afford to Mobil, and any accountants, counsel or financial advisers retained by Mobil in connection with any such dispute, reasonable access, at all reasonable times and upon reasonable notice to the Assets, the Acquired Employees and the Books and Records for the purpose of allowing Mobil to prepare the Statement and address such dispute.

                          ARTICLE IV

                     CONDITIONS TO CLOSING

4.1 Conditions to Obligations of Valero. The obligation of Valero to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that notwithstanding the failure of any one or more of such conditions, Valero may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by Valero:

     (i) The representations and warranties of Mobil made in this Agreement shall be true and correct as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). Mobil shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Mobil by the time of the Closing;

     (ii) Mobil shall have delivered to Valero a certificate dated the Closing Date and signed by an authorized officer of Mobil, confirming satisfaction of the conditions described in Section 4.1; and

     (iii) Valero shall have received all documents and deliveries in accordance with Sections 3.1.3 and 3.1.4.

4.2. Conditions to Obligations of Mobil. The obligation of Mobil to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that notwithstanding the failure of any one or more of such conditions, Mobil may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by Mobil:

     (i) The representations and warranties of Valero made in this Agreement shall be true and correct as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). Valero shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Valero by the time of the Closing;

     (ii) Valero shall have delivered to Mobil a certificate dated the Closing Date and signed by an officer of Valero confirming satisfaction of the conditions described in Section 4.2;

     (iii) Mobil shall have received approval from the NJDEP (a) pursuant to ISRA to consummate the transactions contemplated by this Agreement in the form of an amendment to the Consent Order or remediation agreement, and (b) to transfer to Valero, as evidenced by a fully executed Valero Consent Order, Mobil's Liability for any Remediation of Pre-Closing Environmental Conditions, without any significant expansion or acceleration of the Scope of Required Remediation in comparison to the Scope of Remediation performed by Mobil prior to the Closing Date and pursuant to the Consent Order as measured by Mobil in its reasonable opinion. In connection with obtaining NJDEP's approval for the foregoing, Valero shall have (i) executed any and all relevant documentation necessary to effectuate such transfer on such terms, including any remediation agreement application, remediation agreement, the Valero Consent Order or other relevant documentation, and (ii) provided to the NJDEP any financial assurances required under the Valero Consent Order;

     (iv) Mobil shall have received all documents and deliveries in accordance with Sections 3.1.2 and 3.1.4.

4.3 Conditions to Obligations of Each Party. The obligations of each of the Parties to consummate the transactions contemplated herein are subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that notwithstanding the failure of any one or more of such conditions, each Party may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by such Party:

     (i) No Legal Requirement or Judgment enacted, entered, promulgated, enforced or issued by a Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Purchased Assets shall be in effect;

     (ii) No Proceeding, except as set forth on Schedules 2.1.5, 5.6, and 5.10, shall be pending seeking to restrain, prohibit or declare illegal, or seeking substantial Damages in connection with:

          (a) any of the transactions contemplated hereby or by the Related Agreements;

          (b) the ownership by Valero (including enjoyment of any rights relating thereto) of the Purchased Assets at and after the Closing; or

          (c) the operation of the Assets by Valero at and after the Closing in a manner consistent with Mobil's Past Operating Standards;

     (iii) The Related Agreements shall have been executed and delivered by the parties thereto, and shall constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors rights generally and by general equity principles. The parties to the Related Agreements shall have performed all acts, made all payments and executed and delivered all documents that are to be performed, made or executed by each of them or on their behalf at or prior to the Closing pursuant to such agreements; and

     (iv) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.

4.4 Waiver of Closing Conditions. The Parties acknowledge and agree that if Mobil, on the one hand, or Valero, on the other, specifically identifies, in a written notice furnished to the other Party prior to the Closing Date, a failure to satisfy any of the conditions set forth in Sections 4.1, 4.2 or 4.3 and such failure was not the result of a wilful or intentional action taken by such Party, and the other Party proceeds with the Closing, the other Party shall be deemed to have waived such condition and the other Party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article VIII, to sue for Damages or to assert any other right or remedy for any Liabilities arising out of or from any matters relating to such condition, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

                           ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF MOBIL

Mobil hereby represents and warrants to Valero as of the Closing Date, as set forth on Schedule 5.14 and as follows (except that no representation or warranty shall be made with respect to any projections provided by Mobil to Valero):

5.1. Due Organization, Good Standing and Power. Mobil is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has the power and authority to own, lease and operate its assets and to conduct the business now being conducted by it. Mobil has all requisite power and authority to enter into this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

5.2. Authorization and Validity of Agreements. The execution, delivery and performance by Mobil of this Agreement and the Related Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Mobil. This Agreement has been executed and delivered by Mobil and is a legal, valid and binding obligation of Mobil, enforceable against Mobil in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles. Each of the Related Agreements to which Mobil (or any Affiliate of Mobil) is a Party is a legal, valid and binding obligation of Mobil (or such Affiliate), enforceable against Mobil (or such Affiliate) in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

5.3. Absence of Conflicts. The execution, delivery and performance by Mobil and each of its Affiliates of this Agreement and the Related Agreements to which each is a party, and the consummation by each of the transactions contemplated hereby and thereby, does not and will not (i) violate any Legal Requirement applicable to Mobil and each of its Affiliates, (ii) conflict with, or result in the breach of any provision of, the charter or by-laws or similar governing or organizational documents of Mobil and each of its Affiliates, (iii) result in the creation of any Lien upon any of the Purchased Assets, other than Permitted Encumbrances and those that are, individually and in the aggregate, immaterial to the Purchased Assets or (iv) violate, conflict with or result in the breach or termination of, or otherwise give any other Person or Governmental Entity the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time or both, would constitute a default or event of default under the terms of, any material assigned Permit or Assigned Contract to which Mobil and each of its Affiliates is a party, except for violations, conflicts, breaches, terminations and defaults, the adverse consequences of which are, individually and in the aggregate, immaterial to the Purchased Assets and which would not unreasonably and materially impair Valero's ownership, use and operation of the Purchased Assets from and after Closing.

5.4.      Financial Statements.   The Historical Financial Statements fairly
represent the pro- forma financial performance of the Assets for the periods indicated therein as used by Mobil to evaluate the Assets taking into account that the Purchased Assets are not a stand alone business.

5.5       Material Contracts.

     (i) Schedule 5.5 lists all Material Contracts held by Mobil as of the Closing Date and indicates, with respect to each Material Contract, whether such Contract is assignable and, if assignable, whether any Consent is required in order for Mobil to assign such Material Contract to Valero and whether any such Consent has not been obtained. Schedule 5.5 also identifies all Material Contracts that are Shared Contracts.

     (ii) All Material Contracts listed on Schedule 5.5 are legal, valid and binding upon and enforceable by Mobil, and if assigned to and assumed by Valero at the Closing, will be legal, valid and binding upon and enforceable by Valero after the Closing, in accordance with their respective material terms (except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles) and Mobil is not in material default under any such Material Contract. To Mobil's knowledge, no other party to any such Material Contract is in material default thereunder nor to Mobil's knowledge does there exist any event or condition which, upon the giving of notice or the lapse of time or both, would (i) constitute a material default or event of default thereunder by any such other party or
(ii) entitle any other party thereto to be released therefrom or refuse performance thereunder.

     (iii) Prior to the Closing Date, Mobil has provided Valero and its representatives access to correct and complete copies of all Material Contracts, other than Shared Contracts.

5.6. Proceedings. Except as set forth on Schedule 5.6, there are no Proceedings pending or, to Mobil's knowledge, threatened, before any Governmental Entity or arbitrator (i) seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, (ii) relating to the Purchased Assets (including any Proceedings relating to any alleged violations of any Environmental Law or other Legal Requirement), or (iii) seeking to modify, suspend, revoke, withdraw, terminate or otherwise limit any assigned Permit or Servitude used or held by Mobil in connection with the Purchased
Assets.   Except as set forth on Schedule 5.6, there are no Judgments outstanding against Mobil in relation to the Purchased Assets.

5.7 Compliance with Legal Requirements (Other than Environmental Laws) and Permits.

     5.7.1 Legal Requirements. With respect to the Purchased Assets, excluding the Real Property Assets, except as specified on Schedule 5.7, Mobil is in compliance in all material respects with all applicable Legal Requirements (other than Environmental Laws).

     5.7.2   Permits.   Schedule 5.7.2 sets forth a list of the material
Permits, known to Mobil, which are specific to the Assets and used in connection with the Assets. Except as set forth on Schedule 5.7.2, to Mobil's knowledge, after consultation with Valero, Mobil has, as required, made all Filings necessary to transfer or assign or reissue such Permits to Valero, to the extent such Permits are transferrable, assignable, or capable of being reissued. With respect to non- environmental Permits set forth on Schedule 5.7.2, to Mobil's knowledge, such Permits are in full force and effect. With respect to non-Environmental Permits set forth on Schedule 5.7.2, to Mobil's knowledge, the non-Environmental Permits set forth on Schedule 5.7.2 constitute the material non- environmental Permits necessary for Mobil to own, operate, maintain and use the Assets as of the Closing.

5.8  Intellectual Property.

     (i)  There is no Intellectual Property included in the Purchased Assets.

     (ii) Schedule 1.55 sets forth (i) a true and complete list of all material Intellectual Property used in connection with the conduct or operation of the Purchased Assets, (ii) the name of the Person who owns such Intellectual Property and (iii) in the case of such Intellectual Property not owned by Mobil, identifying information regarding the agreement pursuant to which Mobil uses such Intellectual Property. Except as otherwise specified, Mobil has the right to extend to Valero the use of the Mobil Proprietary Technology (as defined in the Intellectual Property Rights License Agreement) upon the consummation of the transactions contemplated hereunder, pursuant to the Intellectual Property Rights License Agreement.

5.9       Employee Matters.  These matters are addressed on Schedule 6.4.

5.10      Taxes.

     (i) Mobil has timely filed or caused to be timely filed, or will timely file or cause to be timely filed, with the appropriate taxing authorities, all Returns that are required to be filed by, or with respect to, the Assets on or prior to the Closing Date. Such Returns have materially reflected and, in the case of Returns to be filed, will materially reflect, all Liability for Taxes with respect to the Assets for the periods covered thereby.

     (ii) All Taxes and Tax Liabilities relating to the Assets and all Taxes and Tax Liabilities which may be asserted against the Assets for all taxable years or other taxable periods (including portions thereof) prior to the Closing Date have been timely paid by Mobil or will be timely paid by Mobil, subject to Mobil's right to reasonably contest any such assertion.

     (iii) There are no Liens with respect to any Taxes upon the Assets except as set forth on Schedule 5.10.

     (iv) None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (v) Schedule 5.10 sets forth a complete list of all audits and Proceedings pending as of the Closing Date against Mobil, and no written notification of any other such Proceedings has been received by Mobil, with regard to any Tax Return (or, in the case of consolidated or combined state and local Tax Returns, the relevant portions thereof) related to the Assets.

5.11         Assets Other Than Real Property Assets.

    5.11.1 Title. Mobil has good and marketable title to the Assets and the Working Capital Assets in each case free and clear of all Liens except (a) such as are set forth in Schedule 5.11, (b) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business, and Liens for Taxes which are not due and payable or which may thereafter be paid without penalty, and (c) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, impair the continued use, ownership and operation of the Assets to which they relate.

    5.11.2 Personal Property. The condition of the Personal Property taken as a whole, is generally consistent with the respective ages and stages of useful life (repair cycle) of such property as would be maintained by a reasonably prudent operator of the Purchased Assets.

    5.11.3 Exclusions. This Section 5.11 does not relate to the Real Property Assets, such items being the subject of Section 5.12, or to Excluded Assets.

    5.11.4 Inventory. All inventory constituting a part of the Closing Inventory Volumes (other than "tank bottoms" accumulated in the ordinary course of the operation of the Assets, consistent with Mobil's past practices) will be of a quality usable or saleable in the ordinary course of business.

    5.11.5   Capacity of the Process Units.  The information set forth on
Schedule 5.11 with respect to capacity of each of the major process units of the Assets is true and correct as of the Closing Date. At the Closing Date, the process units set forth on Schedule 5.11 are being operated at levels consistent with Mobil's Past Operating Standards.

5.12      Real Property Assets.

    (i) Schedule 1.90 sets forth a complete list of the Real Property Assets owned in fee by Mobil (individually, an "Owned Property" and collectively, the Real Property Assets).

    (ii) Mobil has good and marketable title to all Owned Property free and clear of all Liens except the Permitted Encumbrances. Schedule 5.12 sets forth a list of material ground leases related to the Purchased Assets where Mobil is the lessor.

    (iii) Except as set forth on Schedule 1.90, there are no condemnation or eminent domain Proceedings pending (for which written notice has been provided to Mobil) or, to the knowledge of Mobil, threatened against the Real Property Assets by any Governmental Entity. Except as set forth on Schedule 1.90, no written notice from any Governmental Entity has been received by Mobil that is currently in effect requiring any material work, repair, construction, alteration or installation on, or in connection with, the Real Property Assets. Except as set forth on Schedule 1.90, to the knowledge of Mobil, Mobil's use and operation of the Assets as conducted at Closing are lawful uses under all applicable zoning and height regulations. Except as set forth in Schedule 1.90, to the knowledge of Mobil, there are no variances, special exceptions or other similar zoning conditions or agreements pertaining to the Real Property Assets imposed or granted by, or entered into by Mobil with, or, to the knowledge of Mobil, enforceable by, any Governmental Entity.

     (iv) Except as set forth in Schedule 1.90, all public utilities serving the Assets, and all public or quasi-public improvements upon or adjustments to any land occupied by such Assets (including all applicable electric lines, water lines, gas lines and telephone lines), are adequate on the Closing Date in all material respects to serve the Purchased Assets.

     (v) To Mobil's knowledge, there is no trespass by any Third Party or of any Third Parties with adverse possession of any of the Real Property Assets and none of the Facilities or any related improvement or structure encroach on any adjacent property not included in the Real Property Assets, title to which is being transferred to Valero. Notwithstanding the foregoing, a subdivision may be required to obtain legally permissible set backs for MTC and LPT.

     (vi) All pipelines, pipeline easements, utility lines, utility easements and other easements, leaseholds, Servitudes and rights-of-way burdening or benefitting any of the Real Property Assets do not at Closing unreasonably and materially interfere with or prevent any operations conducted on the Real Property Assets by Mobil. Except as set forth on Schedule 1.90, with respect to any pipeline, utility, access or other easements, Servitudes or leaseholds owned or used by Mobil in connection with the Assets: (i) Mobil is the legal and beneficial owner of the respective easement and leasehold established thereunder; (ii) such leaseholds, easements and the rights and interests of Mobil thereunder are in full force and effect; and (iii) to Mobil's knowledge, no material defaults exist thereunder and no events or conditions exist which, with or without notice of lapse of time or both, would constitute a material default thereunder or result in a termination.

5.13 Working Capital Assets. Each of the accruals, prepaid items and other Current Assets and Current Liabilities included in the Working Capital Assets arose in connection with Mobil operating the Assets in the ordinary course prior to Closing.

5.14 Compliance with Environmental Laws. With respect to the operation of the Assets, Mobil is at the Closing Date in compliance with Environmental Laws in effect and requiring compliance as of the Closing Date, except (a) as set forth on Schedule 5.14, (b) as set forth in the Environmental Documents or as could reasonably extrapolated therefrom, or (c) to the extent any noncompliance with Environmental Law would not reasonably be expected to materially affect Mobil's ability to operate the Assets in the manner in which they were being operated within the seven (7) days prior to the Effective Time.

                           ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF VALERO

Valero hereby represents and warrants to Mobil as follows:

6.1 Due Organization, Good Standing and Power. Valero is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the power and authority to own, lease and operate its assets and to conduct the business now being conducted by it. Valero has all requisite power and authority to enter into this Agreement and the Related Agreements to which it will be a party and to perform its obligations hereunder and thereunder, and is qualified as a foreign corporation to do business in the state of New Jersey.

6.2 Authorization and Validity of Agreements. The execution, delivery and performance by Valero of this Agreement and the Related Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Valero. This Agreement has been executed and delivered by Valero and is the legal, valid and binding obligation of Valero, enforceable against Valero in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles. Each of the Related Agreements to which Valero is a party will, upon its execution and delivery, be the legal, valid and binding obligation of Valero, enforceable against Valero in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

6.3 Absence of Conflicts. The execution, delivery and performance by Valero and each of its Affiliates of this Agreement and the Related Agreements to which each is a party, and the consummation by each of the transactions contemplated hereby and thereby, does not and will not (i) violate any Legal Requirement applicable to Valero and each of its Affiliates, (ii) conflict with, or result in the breach of any provision of, the charter or by-laws or similar governing or organizational documents of Valero and each of its Affiliates, (iii) result in the creation of any Lien upon any of the assets of Valero and each of its Affiliates, other than those that are, individually and in the aggregate, immaterial to its assets and business, or (iv) violate, conflict with or result in the breach or termination of, or otherwise give any other Person or Governmental Entity the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time or both, would constitute a default or event of default under the terms of, any contract or permit to which Valero and each of its Affiliates is a party or by which its properties or businesses are bound, except for violations, conflicts, breaches, terminations and defaults the adverse consequences of which are, individually and in the aggregate, immaterial to its assets and business.

6.4       Benefit Plans. These matters are discussed on Schedule 6.4.

6.5 Authorizations and Consents. Valero represents and warrants that, to Valero's knowledge and except as set forth on Schedule 6.5, it has all material Authorizations and Consents, including any required financial assurances, necessary to own, operate, use and maintain the Purchased Assets, after the Closing Date in accordance with this Agreement and the Related Agreements.

6.6       Proceedings.   There is no Proceeding pending, or to Valero's
knowledge, threatened, before any Governmental Entity or arbitrator seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

6.7 Reporting. Valero represents and warrants that, as of the Closing Date, Valero is not actually aware of any Pre-Closing Environmental Conditions for which Valero believes there would be a duty to report on the Closing Date, except to the extent that Mobil has already reported the same to a Governmental Entity.

                          ARTICLE VII

                    COVENANTS AND AGREEMENTS

7.1       Information.    Valero acknowledges that (i) except as expressly set
forth in this Agreement (including the Schedules and Exhibits hereto), or in the Related Agreements neither Mobil, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Valero and its representatives and (ii) except as expressly set forth in this Agreement (including the Schedules and Exhibits hereto) neither Mobil nor any other Person shall have or be subject to any Liability to Valero or any other Person resulting from the distribution to Valero, or Valero's use of, any such information, including any information, documents or material made available to Valero in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby or in the Related Agreements.

7.2 Logos, Trade Names and Trademarks. Valero shall remove the word "Mobil" or any word or expression similar thereto, and any logos, trade names or trademarks belonging to Mobil, from the Purchased Assets, including the building, signage, equipment, personal property, stationery and literature related to the Purchased Assets, within one hundred eighty (180) days after the Closing Date and thereafter shall not use any logos, trade names or trademarks belonging to Mobil or any of its Affiliates.

7.3       Compliance with Environmental Laws.   From and after the Closing
Date until Section 8.4.4(iii)(g) no longer applies, Valero covenants to Mobil that Valero shall operate and maintain the Purchased Assets in compliance with Environmental Laws except (a) as set forth on Schedule 5.14, (b) as set forth in the Environmental Documents or as could be reasonably extrapolated therefrom, or (c) to the extent any noncompliance with Environmental Law would not reasonably be expected to materially affect Mobil's indemnification or defense obligations to Valero.

7.4 Liability for Voluntary Remediation. Any Voluntary Remediation undertaken by Valero shall be at its sole cost and expense. Valero shall not seek any indemnification from Mobil for any Environmental Costs, Liabilities or Damages relating to, resulting from, arising out of, or in connection with such Voluntary Remediation. This shall not prevent Valero from seeking indemnification for Required Remediation for which it reasonably believes it is entitled under Section 8.4.4(iii) hereof, nor shall Valero be deemed to have breached this Agreement on account of doing so. Valero acknowledges that for purposes of this Agreement, any Appendices attached to the Consent Order and the Valero Consent Order, individually or as may be incorporated into the Consent Order or the Valero Consent Order, and the feasibility study referred to in the Consent Order itself, shall not without a separate written directive or Directive from a Governmental Entity after Closing, in any way constitute Required Remediation nor a Directive.

7.5 Remediation In Connection With Permitted Activities. From and after the Closing Date until Section 8.4.4(iii)(g) no longer applies, Valero agrees to take all reasonable and prudent precautions to minimize the need for any Remediation in connection with any Permitted Activities, including avoiding, to the extent reasonably possible, any excavation activities.

7.6      Remediation Notification Procedures.    From and after the Closing
Date until Section 8.4.4(iii)(g) no longer applies, Valero and Mobil shall promptly provide each other with copies of all relevant and material correspondence that either Party sends to or receives from the appropriate Governmental Entity relating to any Required Remediation. Valero shall provide Mobil with a reasonable opportunity to review and consult in accordance with Section 8.4.4(iii) with Valero regarding the Minimum Remediation Method, the Minimum Remediation Cost, the Scope and content of any work plan and the content of any reports submitted to the Governmental Entity, all in connection with any Required Remediation.

7.7 Environmental Controls and Restrictions. Valero shall cooperate with Mobil in any reasonable manner in connection with obtaining any approvals, authorizations or agreements of any Governmental Entities to transfer to Valero the Purchased Assets and any Liability for any Remediation of Pre-Closing Environmental Conditions, whether such Liability is under the Consent Order or pursuant to ISRA, as previously set forth in Section
4.2(iii).    From and after the Closing Date until Section 8.4.4(iii)(g) no longer applies, in connection with Required Remediation, Valero's covenant to cooperate shall include taking all reasonably necessary steps and making all reasonable efforts to seek and obtain the approval of NJDEP, or other appropriate Governmental Entity, to allow Required Remediation using the Minimum Remediation Method, including proposing, applying for, consenting to, executing, recording, implementing and maintaining any engineering and/or institutional controls, and where technologically and economically feasible, seeking alternative soil remediation standards, alternate concentration limits and/or aquifer reclassification. Institutional controls may include, without limitation, structure, land and natural resource use restrictions, well restrictions, declarations of environmental restriction or other forms of deed notice regarding the presence of contamination, and establishment of groundwater classification exception areas. Engineering controls may include, without limitation, caps, covers, dikes, trenches, leachate collection systems, signs, fences and access controls. In connection with the foregoing, and without limiting the foregoing, Valero shall use all reasonable efforts to seek, obtain and record, as applicable, a declaration of environmental restriction or deed notice and ground water classification exception areas for the entire site covered by the Consent Order and Mobil shall reasonably cooperate with such efforts.

7.8       Financial Assurances.   Intentionally Left Blank

7.9       Consents.    For a period of twelve (12) months from the Closing
Date, Mobil shall cooperate with Valero, upon the request of Valero, in any reasonable manner in connection with Valero obtaining any Consents and waivers with respect to the transactions contemplated herein that may be required from the parties to the Contracts listed on the Schedules; provided, however, that such cooperation shall not include any requirement of Mobil or any of its Affiliates to expend money, incur any Liability, commence or participate in any Proceeding or offer or grant any accommodation (financial or otherwise) to any Third Party.

7.10 Cooperation. Valero, on the one hand, and Mobil, on the other, shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other to ensure the orderly transition of the Purchased Assets from Mobil to Valero and to minimize any disruption to the respective businesses of Mobil and Valero or the operation of the Assets that might result from the transactions contemplated hereby. From and after the Closing, upon reasonable written notice, Valero, on the one hand, and Mobil, on the other, shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access to, during normal business hours, such information and assistance relating to (i) the Purchased Assets as is reasonably necessary for financial reporting and accounting matters, employee benefit matters, the preparation and Filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment or (ii) any Excluded Asset or Retained Liability. Valero, on the one hand, and Mobil, on the other, shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section. Neither Party shall be required by this Section to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

7.11 Tax Returns. From and after the Closing Date, to the extent reasonably requested by Valero, Mobil shall provide copies to Valero of any Tax Returns, reports or forms to the extent that they relate to the Purchased Assets, are separate Returns or contain a separate Tax Liability.

7.12 Collection of Receivables. Any payment received by Valero in payment of any accounts receivable retained by Mobil at the Closing ("Mobil Receivables") shall be held in trust for the account of Mobil and any payment received by Mobil in payment of any accounts receivable of Valero ("Valero Receivables") shall be held in trust for Valero. Mobil and Valero shall each account for and forward such payments to each other promptly after such payments are received. Neither Party shall in any way request or direct any customer who is indebted under both a Mobil Receivable and a Valero Receivable, to pay such Party rather than the other Party. Upon request from the other Party, each of Valero and Mobil shall (i) promptly deliver or cause to be delivered to the other any tangible evidence of Mobil Receivables and Valero Receivables then in possession (or under control) of Valero or Mobil, respectively and (ii) execute and deliver or cause to be executed and delivered to the other such instruments and other documents as reasonably requested to assist in collection efforts.

7.13 Municipally Financed Property. Mobil has informed Valero that certain of the Assets described on Schedule 7.13 (the "Municipally Financed Property") have been financed with the proceeds of certain bonds (the "Bonds") issued as part of two refinancings, on December 9, 1993 of certain bonds issued to refund the then outstanding bonds issued in 1975 and 1978 (the "Prior Bonds"). The Bonds have maturity dates of December 1, 2003 and December 1, 2028. Mobil has provided Valero copies of the relevant agreements and the final Offering Circular issued in connection with the Bonds and copies of the relevant agreements issued in connection with the Prior Bonds. (Such documents are listed on Schedule 7.13.)

     7.13.1 Valero's Intentions. Valero represents and warrants to Mobil that it has no present intention of allowing the disposal or abandonment of the Municipally Financed Property nor of directing the use of the Municipally Financed Property for purposes other than pollution control (a "Qualifying Purpose") and that it intends to cause the Municipally Financed Property to be operated as pollution control facilities.

     7.13.2    Valero's Liabilities.   Valero shall have no Liability under
the Bonds.

     7.13.3    Qualifying Purpose   Valero agrees that if any of the
Municipally Financed Property is retired from service, or ceases to be used for the Qualifying Purposes, it will provide written notice to Mobil within ten (10) days of the decision to retire such property or the date such property ceases to be used for such Qualifying Purpose, describing in such detail as Mobil may reasonably require the facilities or equipment retired from service or ceasing to be used for a Qualifying Purpose and the use, if any, that is intended to be made of such property. Valero further agrees to notify Mobil within ten (10) days of the occurrence of any of the following events and Valero shall not be obligated to take any further action with respect to the Bonds:

          (i) the Municipally Financed Property is damaged or destroyed to such an extent that either (a) the required restoration and repair could not reasonably be expected to be completed within a period of six (6) months after commencement of restoration or repair, (b) Valero (or any subsequent assignee) is prevented or would likely be prevented from using the Municipally Financed Property for its normal purposes for a period of six (6) months or more or (c) the cost of restoration and repair would exceed twenty-five percent (25%) of approximately $41MM; or

          (ii) title to the whole or any part of the Municipally Financed Property or the use of possession thereof is taken or condemned by a Governmental Entity to such an extent that Valero (or any subsequent assignee) is prevented or would likely be prevented from using the Municipally Financed Property for its normal purposes for a period of six (6) months or more; or

          (iii) changes, which Valero cannot reasonably control or overcome, in the economic availability of materials, supplies, labor, equipment and other properties and things necessary for the efficient operation of the Municipally Financed Property as pollution control or sewage facilities shall have occurred, or technological or other changes shall have occurred, which render the continued operation of the Municipally Financed Property uneconomic for such purposes; or

          (iv) unreasonable burdens of excessive Liabilities are imposed upon Valero (or any subsequent assignee) with respect to the Municipally Financed Property or the operation of the Municipally Financed Property, including, Taxes other than such Taxes as are currently imposed on the Closing Date, including, but without limitation, ad valorem taxes imposed on the Closing Date, upon privately owned property used for the same general purposes as the Municipally Financed Property.

     7.13.4 Valero agrees not to sell or otherwise transfer the Municipally Financed Property to any person unless the purchaser or transferee undertakes to comply with the requirements of this Section 7.13. Valero further agrees that, upon any sale, conveyance or other transfer of the Municipally Financed Property or transfer of control of the Municipally Financed Property to any Person, it shall include a provision similar to this
Section 7.13 in any document of sale, conveyance or other transfer of the Municipally Financed Property or any document transferring control of the Municipally Financed Property.

     7.13.5 In addition, Valero shall allow Mobil and its agents reasonable access to the Municipally Financed Property at reasonable times and on reasonable notice and shall provide such additional information as Mobil may reasonably request for the purpose of determining whether the Municipally Financed Property is being used for a Qualifying Purpose or for determining whether or demonstrating that the Bonds (or any bonds issued to refund the Bonds) are, were or will be exempt from Tax.

     7.13.6 Mobil agrees to give Valero notice within ten (10) days after any refinancing of the Bonds using tax exempt bonds. Mobil also agrees to give Valero notice within ten (10) days after any redemption of the bonds and, to the extent all Bonds have been redeemed, Valero's obligation under this
Section 7.13 would cease.

7.14  Employee Matters   These matters are addressed on Schedule 6.4.

7.15  Books, Records and Personnel

     7.15.1 Mobil Access to Books, Records and Personnel. From and after the Closing Date, Valero shall afford to Mobil, its counsel, accountants and other authorized representatives, during normal business hours, reasonable access to, and the right to duplicate at Mobil's expense, the Books and Records, including Contracts, Permits and other data relating to the Purchased Assets and to the Acquired Employees to the extent reasonably required by Mobil to facilitate (i) the preparation by Mobil of any Returns it may be required to file with respect to or in connection with the Purchased Assets, or in connection with any audit, amended Return, claim for refund or any Proceeding with respect thereto, (ii) participation in any Proceedings in connection with the Retained Liabilities, the Excluded Assets or the Purchased Assets, (iii) any Filings required by Mobil, including Filings required by any Environmental Law, or (iv) any other reasonable business purpose. Valero agrees to preserve Books and Records for a period of at least seven (7) years from the Closing Date or until the expiration of any applicable statute of limitations or extension thereof, whichever is later, unless Valero shall have given Mobil ninety (90) days written notice of intent to destroy certain Books and Records with a reasonable description thereof, and shall have given Mobil the option to take possession of such Books and Records. Notwithstanding the foregoing, nothing in this Section 7.15 shall be construed as extending any applicable statute of limitations.

     7.15.2 Valero Access to Books, Records and Personnel. From and after the Closing Date, Mobil shall afford to Valero, its counsel, accountants and other authorized representatives, during normal business hours, reasonable access to, and the right to duplicate at Valero's expense, the Books and Records in Mobil's possession, books and records related to Excluded Assets and to employees of Mobil, in each case to the extent reasonably required by Valero to facilitate (i) the preparation by Valero of any Returns it may be required to file with respect to or in connection with the Purchased Assets, or in connection with any audit, amended Return, claim for refund or any Proceeding with respect thereto, (ii) participation in any Proceedings in connection with the Assumed Liabilities or the Purchased Assets, (iii) any Filings required by Valero, including Filings required by any Environmental Law, or (iv) any other reasonable business purpose. Mobil agrees to preserve the Books and Records in Mobil's possession for a period of at least seven (7) years from the Closing Date or until the expiration of any applicable statute of limitations or extension thereof, whichever is later, unless Mobil shall have given Valero ninety (90) days written notice of intent to destroy such Books and Records with a reasonable description thereof, and shall have given Valero the option to take possession of such Books and Records. Notwithstanding the foregoing, nothing in this Section 7.15 shall be construed as extending any applicable statute of limitations.

7.16    Further Documents.  Until the second anniversary of the Closing Date:

     7.16.1 In addition to this Agreement and the Real Property Conveyances, Mobil shall execute and deliver, or shall cause to be executed and delivered, to Valero after the Closing such appropriate deeds and bills of sale, assignments, endorsements, certificates and such other appropriate instruments of transfer and conveyance as Valero shall reasonably request and as shall be effective to transfer to Valero all of Mobil's title to and interest in the Purchased Assets.

     7.16.2 Subject to Section 7.21 and the Intellectual Property Rights License Agreement, Mobil shall execute and deliver, or shall cause to be executed and delivered, to Valero after the Closing such appropriate agreements, documents or other instruments as may be reasonably necessary in connection with Valero's use of the Licensed Intellectual Property following the Closing.

     7.16.3 In addition to this Agreement, Valero shall execute and deliver to Mobil after the Closing such other appropriate agreements and instruments of assumption as shall be effective to assign and transfer to Mobil, all of Valero's title to and interest in the Excluded Assets, if any.

7.17 Shared Contracts. Mobil shall make available to Valero, to the extent permitted by the applicable Shared Contract, for the operation of the Assets, the benefits and rights under the Shared Contracts until December 31, 1998; provided, however, that Valero shall assume and discharge (or reimburse Mobil for) the Liabilities under the Shared Contracts associated with the benefits and rights so made available to Valero.

7.18.  Payment of Certain Taxes and Expenses.

     7.18.1 All Property Taxes attributable to the Assets with respect to the Tax period in which the Closing Date occurs, shall be apportioned as of the Closing Date between Mobil and Valero (the "Apportioned Obligations"). The Apportioned Obligations shall be apportioned based on the number of days in any such period falling on or prior to the Closing Date, on the one hand (the "Mobil Apportioned Obligations"), and after the Closing Date, on the other hand (the "Valero Apportioned Obligations"). Valero and Mobil shall cooperate in assuring that the Mobil Apportioned Obligations, or information, reports and Returns incident to the Mobil Apportioned Obligations, the payment or Filing of which is due on or prior to the Closing Date, are billed directly to and paid or filed (as the case may be) by Mobil, and that the Valero Apportioned Obligations, or information, reports and Returns incident to the Valero Apportioned Obligations, the payment or Filing of which is due after the Closing Date shall be billed directly to and paid or filed (as the case may be) by Valero. Mobil shall deliver to Valero any bill received by Mobil in respect of any Valero Apportioned Obligations due and payable after the Closing Date. In the event that Mobil shall make a payment for any Valero Apportioned Obligations, Mobil shall be entitled to reimbursement, and Valero shall make such payment promptly upon the presentation of such supporting evidence as may be reasonably requested. With respect to the Mobil Apportioned Obligations that are due and payable after the Closing Date, Valero shall promptly send Mobil an invoice setting forth the amount of such Mobil Apportioned Obligations, and Mobil shall pay promptly to Valero such Mobil Apportioned Obligations. Mobil and Valero shall cooperate, including, without limitation, during any audit by Taxing authorities, to avoid payment of duplicate or inappropriate Taxes of any kind or description which relate to the Assets and each Party shall furnish, at the request of the other, proof of payment of any such Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate or inappropriate Tax.

     7.18.2 In the event that any refund, rebate or similar payment is received by either Valero or Mobil for any of the Apportioned Obligations, Valero and Mobil agree that such payment will be apportioned between Valero and Mobil on the basis of their respective periods of ownership of the Asset subject to the Tax during the assessment period.

     7.18.3 Except as otherwise provided in this Section 7.18, Valero and Mobil agree that as between Valero and Mobil, (i) Mobil shall be responsible for and pay all Taxes levied or imposed upon, or in connection with or attributable to, the Assets before and on the Closing; (ii) Valero shall be responsible for and pay all Taxes levied or imposed upon, or in connection with or attributable to, the Assets after the Closing; and (iii) Valero and Mobil will each be responsible for its own income and franchise Taxes, if any, arising from the transactions to be consummated pursuant to this Agreement and the Related Agreements.

     7.18.4 Mobil shall be responsible for the timely Filing (taking into account any extensions received from the relevant Tax authorities) of all Returns required by any Legal Requirement to be filed at any time prior to the Closing Date, except for the Tax period in which the Closing Date occurs, in respect of the ownership and operation of the Purchased Assets on or prior to the Closing Date. All Taxes indicated as due and payable on such Returns shall have been paid or will be paid by Mobil, subject to reimbursement by Valero if required pursuant to this Section 7.18, as and when required by such Legal Requirement, except for such Taxes as may be contested by Mobil in good faith and in appropriate Proceedings. Valero shall be responsible for the timely Filing of all Returns required by any Legal Requirement to be filed at any time after the Closing Date, including the Tax period in which the Closing Date occurs, in respect of the ownership and operation of the Purchased Assets after the Closing Date. All Taxes indicated as due and payable on such Returns shall have been paid or will be paid by Valero, subject to reimbursement by Mobil if required pursuant to this Section 7.18, as and when required by law, except for such Taxes as may be contested by Valero in good faith and in appropriate Proceedings.

     7.18.5 Except as otherwise provided in this Agreement, any deficiencies, interest and penalties arising in connection with Taxes due under this Section
7.18 shall be the responsibility of the Party required to timely file correct Returns concerning such Taxes; provided, however, that any amounts paid in respect of deficiencies will be subject to reimbursement by the Party liable pursuant to this Section 7.18 for the Taxes. Control of any Proceedings concerning any such Taxes, and entitlement to any refunds or awards with respect to any such Taxes, shall rest with the Party responsible for payment therefor under this Section 7.18.

     7.18.6 Neither Valero nor Mobil shall destroy or otherwise dispose of any Tax-related records relating to any open period. Prior to destroying or disposing of any Tax-related records, each Party shall offer the other Party an opportunity to take possession thereof.

     7.18.7 Mobil and Valero shall adjust and apportion all Charges as of the Closing Date. All Charges incurred on or prior to the Closing Date shall be for the account of Mobil and all Charges incurred after the Closing Date shall be for the account of Valero.

     7.18.8 After the Closing, Mobil shall (to the extent permitted by any Legal Requirement) make reasonably available to Valero, and to any taxing authority, all information, records or documents relating to the Liability of the Purchased Assets for Taxes, or potential Liability of the Purchased Assets for Taxes, for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

     7.18.9 All of the provisions of this Section 7.18 shall survive the Closing. Any claim arising out of any breach of the agreements and covenants contained in this Section 7.18 shall continue until ninety (90) days after the expiration of the period of limitations applicable to the related Tax or other payment.

7.19      Deed Covenants   Valero agrees to insert in any deed, lease or other
interest or in any agreement transferring, conveying all or any portion of Valero's interest in and to the Real Property Assets, environmental covenants having the same effect, to the extent applicable, as those contained in the bargain and sale deed conveying the Real Property Assets.

7.20 Certain Expenditures. Mobil and Valero agreed that prior to Closing, Mobil would conduct certain projects as more fully set forth on
Schedule 7.20. Valero shall reimburse Mobil, at the Closing, for all costs and expenses associated with such projects paid by Mobil from June 1, 1998 to the Closing as reflected on Schedule 7.20.

7.21 Intellectual Property. With respect to the Intellectual Property not owned by Mobil, Valero shall be responsible for payment of any charges or royalties to the owners of such Intellectual Property which may be associated with the transfer to Valero of the right to use such Intellectual Property, and Valero shall reimburse Mobil for any payments made to such owners (including pre- paid-up royalties) for rights which will accrue to Valero after the Closing.

7.22      Retained Areas.

     7.22.1 Subdivision of Real Property Assets. After Closing, Valero shall execute and deliver to Mobil or its designee, such appropriate Filings, certifications, consents or similar documents as requested by Mobil and at Mobil's expense as are necessary to cause the Retained Areas to be subdivided from the Real Property Assets and, upon obtaining subdivision of any portion of the Retained Areas from the Real Property Assets, such appropriate deeds, bills of sale, assignments, endorsements, certificates and such other appropriate instruments of transfer and conveyance as Mobil or its designee shall reasonably request and as shall be effective to transfer to Mobil or its designee all of Valero's title to and interest in such Retained Areas. Mobil will use reasonable efforts to cause the Retained Areas to be subdivided from the Real Property Assets as soon as reasonably practicable and will keep Valero reasonably informed of the status of such Filings.

     7.22.2 Reconveyance by Valero. Valero shall convey each portion of the Retained Areas to Mobil or its designee as soon as such portion of the Retained Areas has been legally subdivided from the Real Property Assets. Title to each portion of the Retained Areas shall be conveyed to Mobil or its designee in the same form (bargain and sale deed with covenants) and in the same condition as it was conveyed by Mobil to Valero except for any institutional and engineering controls mutually agreed to by the Parties, except that title shall also be subject to the lease to Mobil entered into with Valero at Closing.

      7.22.3 Survey. Mobil shall cause a complete survey to be made of the Real Property Assets and the Retained Areas. To the extent practicable, Mobil shall first cause the surveyor to produce a perimeter survey that contains a sufficient metes and bounds description to convey the Real Property Assets together with the Retained Areas to Valero, and a metes and bounds description of the Retained Areas to be included in the lease to be entered into between Mobil and Valero at Closing. Thereafter, Mobil shall cause all improvements, easements, rights of way, other matters of title and other matters requested by Valero to be located on the survey. Mobil shall cause copies of each phase of the survey work to be delivered to Valero.

7.23 Tax Proceedings. Mobil and Valero agree and understand that there are pending Tax appeals contesting the valuation of the Assets for the Tax years 1993, 1994, 1995, 1996, 1997, and 1998. The docket numbers of those appeals are: 007358-1993; 002286-1994; 001475-1995; 001530- 1996; 001550-1997;
000461-1998; 000462-1998; 000463-1998 and 002806-1998.  It is agreed and understood that, to any extent necessary, Valero shall cooperate fully with Mobil's efforts to prosecute and resolve these Tax appeals including, but not limited to, making the Assets available and providing, upon reasonable demand and subject to a protective order, any and all documents necessary for the resolution of said Tax appeals. It is further agreed and understood that all refunds for overpayment of Property Taxes and interest thereon resulting from the foregoing Tax appeals covering the period of time 1993-1997 are Mobil's sole and exclusive property. All refunds, and any interest thereon, for overpayment of Property Taxes resulting from the foregoing Tax appeal for the year 1998 shall be allocated in accordance with Section 7.18. If, for any reason, any part of any refund and interest thereon which is due to Mobil is credited against Taxes payable by Valero, Valero shall pay to Mobil as such Taxes become due and payable, without set off, such amount which Mobil would have received by way of refund and interest thereon. The Parties further agree that for the Tax year 1998, Mobil and Valero shall both be participants in that appeal and shall work together and fully cooperate in litigating same. Mobil and Valero, for that tax year, shall share litigation expenses, to the extent created after Closing, in the prosecution of that appeal. Valero further understands that with regard to the Assets for the Tax year 1998, the Township of Greenwich has changed the manner in which it has typically assessed Assets and has bifurcated its assessment among real and personal property. Mobil is disputing the constitutionality of that action and to whatever extent necessary, Valero agrees to participate in the prosecution of that dispute. Valero agrees that in order to maintain the integrity of the pending Tax appeal, it shall make all real and personal property Tax payments in a timely manner to the township of Greenwich. Valero has been advised that the payment of Taxes in a timely manner is a jurisdictional prerequisite to the continuation of prosecution of Tax appeals in the State of New Jersey.

                         ARTICLE  VIII

                  LIABILITIES; INDEMNIFICATION

8.1 Indemnification by Mobil. From and after the Closing, subject to the further provisions of this Article VIII, Mobil shall indemnify, hold harmless and defend Valero and its Affiliates and directors, officers, employees, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including Damages resulting from a claim asserted by a third party) relating to, in connection with or arising out of:

          (i)  any of the Retained Liabilities or the Excluded Assets;

          (ii) the breach of any covenant or agreement of Mobil contained herein; or

          (iii) the breach of any representation or warranty of Mobil contained herein.

          Notwithstanding the foregoing, this Section 8.1 shall not apply to any Environmental Costs or Damages arising out of, relating to or in connection with Environmental Liabilities or to any matters arising under, relating to or in connection with any Environmental Laws.

8.2 Indemnification by Valero. From and after the Closing, subject to the further provisions of this Article VIII, Valero shall indemnify, hold harmless and defend Mobil and its Affiliates and the directors, officers, employees, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) relating to, in connection with, or arising out of:

     (i) the ownership, use, maintenance and operation of the Purchased Assets after the Closing.

     (ii) the Assumed Liabilities;

     (iii) the breach of any covenant or agreement of Valero contained herein;
or

     (iv) the breach of any representation or warranty of Valero contained herein.

     Notwithstanding the foregoing, this Section 8.2 shall not apply to any Environmental Costs or Damages arising out of, relating to or in connection with Environmental Liabilities or to any matters arising under, relating to or in connection with any Environmental Laws.

8.3 Tax Indemnification. Mobil shall indemnify, hold harmless and defend, Valero and its Affiliates and the officers, directors, employees, agents and representatives and all successors and assigns of the foregoing, and hold them harmless from all Liabilities for Taxes and Charges relating to the ownership, use, or operation of the Purchased Assets prior to the Effective Time. Notwithstanding the foregoing, Mobil shall not indemnify and hold harmless Valero and its officers, directors, employees, agents, and representatives, and all successors and assigns of the foregoing, from any Liabilities for Taxes attributable to any action taken after the Closing by Valero, any of its Affiliates, or any transferee of Valero or any of the transferees' Affiliates, or attributable to a breach by Valero after the Closing of any of its obligations under this Agreement. Valero shall indemnify, hold harmless and defend Mobil and its Affiliates and the officers, directors, employees, agents and representatives, and all successors and assigns of the foregoing, and hold them harmless from all Liabilities for Taxes and Charges related to the ownership, use, or operation of the Purchased Assets after the Effective Time. Notwithstanding the foregoing, Valero shall not indemnify and hold harmless Mobil and its officers, directors, employees, agents and representatives from any Liabilities for Taxes attributable to any breach by Mobil after the Closing of any of its obligations under this Agreement.

8.4       Environmental Liabilities; Indemnification.

     8.4.1 Mobil's Limited Environmental Obligations. Except to the extent of the indemnities set forth in this Section 8.4 and as set forth in Schedule 5.14, from and after Closing, Mobil shall have no obligations or Liabilities with respect to Environmental Liabilities, whether existing or first occurring before, on or after the Closing Date.

     8.4.2   Valero's Assumption of Environmental Liabilities.   As set forth
in Section 2.1.5, from and after the Closing Date, Valero shall assume and be liable for all Environmental Liabilities whether existing or first occurring before, on or after the Closing Date and whether or not reflected in the Environmental Documents, relating to, in connection with or arising out of the Purchased Assets, including Liabilities relating to (i) non-compliance with Environmental Law, (ii) Required Remediation of Environmental Conditions,
(iii) Third Party Environmental Claims, (iv) any Governmental Environmental Fine or Penalty, and (v) the matters set forth on Schedule 5.14. In addition, and without limiting the effect of the preceding sentence in any way, Valero shall be liable for and shall indemnify, defend and hold harmless Mobil from and against all Liabilities and Damages, including Environmental Costs, in connection with, relating to, or arising out of any Voluntary Remediation. From and after Closing, Valero shall assume and be liable for all Environmental Liabilities, in connection with, relating to or arising out of, Required Remediation of Environmental Conditions, from, under or migrating from or under the Assets, at the Excluded Assets.

     8.4.3   Valero's Release of Mobil.  Without limiting the indemnities in
Section 8.4.4, and Schedule 5.14 in consideration of the negotiated amount of the purchase price, which reflects Valero's assumption of Environmental Liabilities pursuant to Section 8.4.2 and Valero's environmental indemnification of Mobil pursuant to Section 8.4.5 and Schedule 5.14, Valero shall unconditionally, completely and forever release and discharge Mobil, its Affiliates, and employees, officers, directors, agents and representatives and all successors and assigns of the foregoing, from all Environmental Liabilities in connection with the subject matter of, relating to, arising out of, or covered by the environmental indemnities made by Mobil set forth in
Section 8.4.4 or as set forth on Schedule 5.14, including any such Environmental Liabilities that could be asserted under Environmental Law or otherwise, whether such Environmental Liabilities are existing or first occurring before, on or after the Closing Date.

     8.4.4 Environmental Indemnification by Mobil. Notwithstanding anything to the contrary in this Agreement, this Section 8.4.4 and Schedule 5.14 set forth Mobil's sole and exclusive obligations with respect to any matters arising under any Environmental Laws or otherwise relating to the environment, any Environmental Condition, preservation or reclamation of natural resources, human health and safety or to the management (including treatment, storage, disposal or other handling), Release, or threatened Release of Chemical Substances. Subject to the further provisions of this Article VIII, from and after the Closing Date, Mobil shall indemnify, hold harmless and defend Valero, its Affiliates and the directors, officers, employees, agents and representatives of each of them, and all successors and assigns of the foregoing, from and against any Environmental Costs incurred by Valero or any such indemnified party (collectively referred to in the following subsections as Valero), arising out of:

     (i) any Third Party Environmental Claim resulting from events occurring prior to the Effective Time and either caused by Mobil's operation of the Assets or as a result of the actions or omissions of any Third Party at or affecting the Assets prior to the Effective Time; provided, however that:

          (a) Mobil shall have no indemnification or defense obligation for any Environmental Costs relating to any such Third Party Environmental Claim that is (1) made by a Third Party on or after the fifth anniversary of the Closing Date, or (2) for any Third Party Environmental Claim that is made by a Third Party prior to the fifth anniversary of the Closing Date but for which Mobil has not received written notification from Valero (including a copy of the Third Party Environmental Claim) of such Third Party Environmental Claim within fifteen (15) days of such claim being received by Valero (or shorter period of time if the Claim requires response within a shorter period of time);

          (b) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero prior to Mobil's receipt of written notice from Valero of such Third Party Environmental Claim;

          (c) Valero shall make available all relevant information and provide timely, reasonable access to all employees related to the Assets, including the Acquired Employees, with knowledge of any relevant facts, and shall cooperate fully with Mobil in connection with Mobil's defense of any such Third Party Environmental Claim. If Valero unreasonably denies Mobil such access, and Mobil is prejudiced by such denial, Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero relating to such Third Party Environmental Claim; and

          (d) Mobil shall have no indemnification or defense obligation for any Environmental Costs relating to any events occurring after the Effective Time, provided, however, to the extent any Third Party Environmental Claim is made relating to events occurring both prior to and after the Effective Time, Mobil's indemnification obligation for any such Third Party Environmental Claim shall not exceed that portion of damages resulting from events occurring prior to the Effective Time, and then shall not include any attorneys' fees or professional fees incurred by Valero.

     (ii) any Governmental Environmental Fine or Penalty levied on Valero and resulting from Mobil's failure to operate the Assets prior to the Effective Time in compliance with Environmental Law as in effect and that would have required compliance on or before the Effective Time; provided, however, that:

          (a) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero relating to any such Governmental Environmental Fine or Penalty: (1) which is imposed on or after the fifth anniversary of the Closing Date, or (2) for any Governmental Environmental Fine or Penalty which is imposed prior to the fifth anniversary of the Closing Date but for which Mobil has not received written notification from Valero (including a copy of the relevant notice of violation, order , notice of penalty assessment or other document ("notification") issued by the Governmental Entity) of such Governmental Environmental Fine or Penalty within fifteen (15) days of any such notification being received by Valero (or shorter period of time if the Claim requires response within a shorter period of time);

          (b) Valero shall make available all relevant information and provide timely, reasonable access to all employees related to the Assets, including the Acquired Employees, with knowledge of any relevant facts, and shall cooperate fully with Mobil in connection with Mobil's defense of any such Governmental Environmental Fine or Penalty. If Valero unreasonably denies Mobil access, and Mobil is prejudiced by such denial, Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero relating to such Governmental Environmental Fine or Penalty;

          (c) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero relating to any such Governmental Environmental Fine or Penalty prior to Mobil's receipt of written notification from Valero thereof; and

          (d) Mobil shall have no indemnification or defense obligation for any Environmental Costs relating to any failure to operate the Assets in compliance with Environmental Law after the Effective Time provided, however, to the extent any Governmental Environmental Fine or Penalty is levied relating to any noncompliance occurring both prior to and after the Effective Time, Mobil's indemnification obligation for any such Governmental Environmental Fine or Penalty shall not exceed that portion of the Governmental Environmental Fine or Penalty resulting from any noncompliance occurring prior to the Effective Time, and then shall not include any attorneys' fees or professional fees incurred by Valero.

     (iii) Required Remediation to address Pre-Closing Environmental Conditions provided, however, that:

          (a) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero in connection with Required Remediation (i) conducted prior to Mobil's receipt of written and reasonable advanced notice (together with the specific reasons for conducting such Remediation) thereof, and (ii) unless Valero has first provided Mobil with (A) a reasonable opportunity (thirty (30) days or such longer period of time as may be mutually agreed to by the Parties or such shorter period of time if a Governmental Entity requires submittal within a shorter time frame) to review and consult in advance with Valero regarding the Minimum Remediation Method and the Minimum Remediation Cost therefor, and any and all submittals to the Governmental Entity, including any work plan or other report, relating to the Scope or performance of any Required Remediation in advance of the same being submitted, and (B) a reasonable opportunity to attend (as an observer) any meetings (including meetings by teleconferences where substantive or procedural matters (other than scheduling meetings) are discussed) with the appropriate Governmental Entity relating to Required Remediation. The requirements of this Subsection 8.4.4(iii)(a) (i) shall not be applicable to any initial emergency response activities that meet the definition of Permitted Activities and for which such advanced notice is not reasonably practicable, provided, however, that such requirements shall be applicable to any and all Remediation performed after the initial emergency response;

          (b) Mobil shall have no indemnification or defense obligation for any Environmental Costs that exceed the Minimum Remediation Cost for the Minimum Remediation Method;

          (c) The Parties agree to mutually determine, using risk-based approaches and methodologies and taking into account the types of properties affected, the Minimum Remediation Method, together with the Minimum Remediation Cost, prior to Valero submitting any workplans or other documents relating to Scope or performance of Required Remediation. In the event that the Parties cannot agree within thirty (30) days (or such longer period of time as may be mutually agreed to by the Parties, or such shorter period of time if a Governmental Entity requires submittal within a shorter time frame), then the Minimum Remediation Method and the Minimum Remediation Cost shall be determined by a mutually selected Expert. Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero until such final determination is made, and then only to the extent of the Minimum Remediation Cost. In the event that Valero proceeds to undertake any Remediation prior to such determination, and if any Expert determines that the Remediation undertaken by Valero exceeds the Minimum Remediation Method and/or the Minimum Remediation Cost, any and all Remediation in excess thereof shall be considered Voluntary Remediation;

          (d) Mobil shall have no indemnification or defense obligation for any Environmental Costs arising out of, in connection with, or in any way related to any Voluntary Remediation undertaken by or on behalf of Valero;

          (e) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero relating to Valero's failure to perform Required Remediation as required by Environmental Law and/or the Governmental Entity so requiring any such Required Remediation;

          (f) For Required Remediation of Known Environmental Conditions, the following provisos also apply:

               (1) Mobil shall have no indemnification or defense obligation for any Environmental Costs for Required Remediation of Known Environmental Conditions incurred by Valero on or after the fifth anniversary of the Closing Date; after which time Valero shall indemnify Mobil for the same as more fully set forth in Section 8.4.5;

               (2) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero arising out of any Required Remediation with respect to which Mobil has not received a written claim from Valero (specifying in reasonable detail the basis for such claim) on or before the fifth anniversary of the Closing Date; and

               (3) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero unless the aggregate Environmental Cost for Required Remediation using the Minimum Remediation Method at the Minimum Remediation Cost exceeds the following cumulative, aggregate thresholds during the specified time frames and then, only to the extent of the excess: (1) from the Closing Date and up to the first anniversary of the Closing Date, $750,000, (2) after the first anniversary and up to the second anniversary of the Closing Date, $1,500,000, (3) after the second anniversary and up to the third anniversary of the Closing Date, $2,250,000, (4) after the third anniversary and up to the fourth anniversary of the Closing Date, $3,000,000, and (5) after the fourth anniversary and up to the fifth anniversary of the Closing Date, $3,750,000. Valero shall be liable for, indemnify and defend Mobil from and against each and every of the foregoing Environmental Costs represented by the foregoing aggregate threshold amounts as more fully set forth in Section 8.4.5.

          (g) For Required Remediation of Unknown Environmental Conditions, the following provisos also apply:

               (1) Mobil shall have no indemnification or defense obligation for any Environmental Costs for Required Remediation of Unknown Environmental Conditions incurred by Valero on or after the seventh anniversary of the Closing Date; after which time Valero shall indemnify Mobil for the same as more fully set forth in Section 8.4.5;

               (2) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero arising out of any Required Remediation with respect to which Mobil has not received a written claim from Valero (specifying in reasonable detail the basis for such claim) on or before the seventh anniversary of the Closing Date;

               (3) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero unless the aggregate Environmental Cost for Required Remediation using the Minimum Remediation Method at the Minimum Remediation Cost exceeds the following cumulative, aggregate thresholds during the specified time frames, and then only to the extent of the sharing percentages set forth in subsection 8.4.4(iii)(g)(4) below: (i) from the Closing Date and up to the third anniversary of the Closing Date, $450,000, (ii) after the third anniversary and up to the fifth anniversary of the Closing Date, $750,000, and (iii) after the fifth anniversary and up to the seventh anniversary of the Closing Date, $1,050,000. Valero shall be liable for, indemnify, and defend Mobil from and against each and every of the foregoing Environmental Costs represented by the foregoing aggregate threshold amounts as more fully set forth in Section 8.4.5;

               (4) Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero unless the aggregate Environmental Costs have first exceeded the thresholds specified in subsection 8.4.4(iii)(g)(3) above, and then only to the extent set forth as follows: (i) from the Closing Date and up to the third anniversary of the Closing Date, only for 85% of the Environmental Costs incurred by Valero in excess of the first $450,000 and up to $100,000,000, (ii) after the third anniversary and up to the fifth anniversary of the Closing Date, only for 50% of the Environmental Costs incurred by Valero in excess of the first $750,000 and up to $100,000,000, and (iii) after the fifth anniversary and up to the seventh anniversary of the Closing Date, only for 15% of the Environmental Costs incurred by Valero in excess of the first $1,050,000 and up to $100,000,000. Valero shall indemnify Mobil for the remaining percentages above the first thresholds ("Remaining Percentages") during each of the specified time frames as more fully set forth in Section 8.4.5; and

               (5) From the Closing Date and up to the seventh anniversary of the Closing Date, and subject to the provisions of this Article VIII, including 8.4.4(iii)(g)(3) and (4) above, Mobil shall also (in addition to its indemnification obligation pursuant to Section 8.4.4(iii)(g)(4)) indemnify Valero for any Environmental Costs in excess of $100,000,000 incurred by Valero in connection with Required Remediation of Unknown Environmental Conditions.

          (h) Impact of Post-Closing Releases Requiring Remediation. Without limiting in any way Valero's indemnities pursuant to Section 8.4.5 and
Schedule 5.14 hereof, if a Release, discharge, leak, migration or spill of Chemical Substances occurs in or on the soil, surface water or groundwater on, under or from the Real Property Assets after the Closing Date (Post-Closing Environmental Condition) and during the effective time periods for Mobil's indemnities for Required Remediation provided in this Section 8.4.4, Valero shall promptly notify Mobil and shall act promptly to minimize the effect of any such Release, discharge, leak, migration or spill. If Mobil reasonably determines that the effect of any such Post-Closing Environmental Condition increases the cost of or extends the duration of the Required Remediation, Valero and Mobil shall mutually determine, and if the Parties cannot agree, a mutually selected Expert shall determine the effect of the Post-Closing Environmental Condition on the Scope of the Required Remediation. Valero and Mobil, as the case may be, or the Expert shall estimate the cost of the additional Remediation that will be required due to the Post- Closing Environmental Condition. Valero shall be liable for and indemnify and defend Mobil from and against (as more fully set forth in Section 8.4.5) any and all Damages, including such costs of Remediation associated with the Post-Closing Environmental Condition and such costs shall not be included in the Environmental Costs that are covered by the indemnities for Required Remediation, provided, however, that (i) such Remediation costs are limited to the minimum cost necessary to implement the minimum method of Remediation allowable under, and which satisfies the requirements of, Environmental Laws in effect at the time of such Remediation, as such may be modified on a case-by-case basis by the appropriate Governmental Entity to achieve the least stringent remediation standard or clean-up criteria for the type of property affected consistent with its actual use at the Closing Date, and (ii) any claims are otherwise handled in accordance with the claims procedures in
Section 8.6.

          (i) Post-Closing Excluded Condition. During the effective time periods for Mobil's indemnities for Required Remediation provided in this
Section 8.4.4, and without limiting in any way Mobil's indemnities pursuant to
Section 8.4.4, Mobil shall promptly notify Valero and shall promptly take reasonable measures at the Excluded Assets to minimize the effects of any Post-Closing Excluded Condition (defined below). If Valero reasonably determines that the effect of any such Post-Closing Excluded Condition increases the cost of or extends the duration of any Required Remediation, Valero and Mobil shall mutually determine, and if the Parties cannot determine, a mutually selected Expert shall determine, the effect of the Post-Closing Excluded Condition, including its impact on the Scope of the Required Remediation. Mobil and Valero or, as the case may be, the Expert, shall estimate the cost of any additional Remediation that will be required due to the Post-Closing Excluded Condition. Mobil shall defend, indemnify and hold harmless Valero for any and all Damages, including costs of additional Remediation, associated with the Post-Closing Excluded Condition; provided however, that (i) such Remediation costs are limited to the minimum cost necessary to implement the minimum method of Remediation allowable under, and which satisfies the requirements of, Environmental Laws in effect at the time of such Remediation, as such may be modified on a case-by-case basis by the appropriate Governmental Entity to achieve the least stringent remediation standard or clean-up criteria for the type of property affected consistent with its actual use at the Closing Date, and (ii) any claims are otherwise handled in accordance with the claims procedures in Section 8.6.

          For purposes of this subsection 8.4.4(iii)(i), "Post-Closing Excluded Condition" shall mean any of the following caused by or resulting from the operations of the facilities on the Excluded Assets after Closing by or on behalf of Mobil or its Affiliates (other than by or on behalf of Valero and its Affiliates): (i) any Environmental Condition at the Real Property Assets caused by, resulting from or exacerbated as a result of migration or movement of Chemical Substances to the Real Property Assets after Closing, or
(ii) exacerbation of the Scope of Required Remediation undertaken by or on behalf of Valero at the Excluded Assets to address any migration or movement of Chemical Substances on, under or from the Real Property Assets onto or beyond the Excluded Assets.

     (iv) Minimum Required Capital Expenditures in the event that a Minimum Required Capital Expenditure is required to cure a breach of Mobil's representation and warranty set forth in Sections 5.14, provided, however, that:

          (a) Valero shall provide to Mobil (i) reasonable advance notice of any planned activities (including any investigation) in connection with any Minimum Required Capital Expenditure, together with the specific reasons for conducting such activities, and (ii) the opportunity for Mobil to participate in any such activities;

          (b) Mobil shall have no indemnification obligation for any Environmental Costs for Minimum Required Capital Expenditures to the extent that such Environmental Costs exceed the minimum cost necessary to comply with Environmental Law as in effect and requiring compliance on or before the Closing Date as such Environmental Law applies to the operations of the Assets, in the same manner as they were operated under Mobil's Past Operating Standards;

          (c) Mobil shall have no indemnification obligation for any Environmental Cost for Minimum Required Capital Expenditures with respect to which Mobil has not received a written claim from Valero (specifying in reasonable detail the basis for such expenditure) within three years following the Closing Date and which has not been incurred within such three year period;

          (d) Mobil shall have no indemnification obligation for any Environmental Costs for Minimum Required Capital Expenditures unless the aggregate amount of Environmental Costs under this Section 8.4.4(iv) exceeds $200,000, and then, only to the extent that Mobil and Valero mutually reasonably determine (or, if the Parties cannot agree, as determined by a mutually selected Expert) that the aggregate claim made by Valero exceeds such $200,000, and then only to the extent of the Minimum Required Capital Expenditure;

          (e) The Parties agree that this Minimum Required Capital Expenditure indemnity is Valero's sole remedy for any breach of Mobil's representation and warranty relating to compliance with Environmental Law pursuant to Section 5.14, except in the event that any such breach is based on any Fraudulent Misrepresentation by Mobil.

     (v) Any Liabilities or Damages incurred by Valero in connection with, arising out of, or relating to

           (a) Off-Site Disposal Activities performed by or on behalf of Mobil prior to the Effective Time, or

          (b) solely as a result of Valero being or having been a record title holder of the Retained Areas.

     (vi) Notwithstanding any other provision of this Agreement to the contrary, Mobil shall have no indemnification or defense obligation for any Environmental Costs incurred by Valero, in connection with, relating to or arising out of:

          (a) actions or omissions by or on behalf of Valero, its Affiliates or any third party at or affecting the Purchased Assets at any time after the Effective Time, including (1) any change in the operations of the Assets after the Closing, including the reconfiguration of any process units, the change in any use of the Assets from the manner and extent to which they were being used in connection with Mobil's Past Operating Standards, or the cessation of all or a part of the operations of the Assets or the removal or demolition of all or part of the Assets, and (2) any exacerbation, excavation or management (including treatment, storage or disposal or other handling), whether resulting in on-site or off-site impacts after the Closing of any Environmental Condition existing prior to the Closing Date, except to the extent that any such activity or cessation is pursuant to (i) Required Remediation using the Minimum Remediation Method at the Minimum Remediation Cost, or (ii) installation or reconfiguration or removal of equipment meeting the requirements of a Minimum Required Capital Expenditure in the event that such expenditure is triggered under this Agreement;

          (b) any claim for consequential damages, including lost profits or loss of production except for third party claims as provided in Section 8.5(i);

          (c) any Damages relating to or arising out of Valero's failure to comply with the Valero Consent Order.

     (vii) For purposes of Section 8.4.4 and Schedule 5.14, where Mobil is the indemnified party, the term "Mobil" shall include Mobil and its Affiliates and the directors, officers, employees, agents and representatives, and all successors and assigns of the foregoing.

     8.4.5     Environmental Indemnification by Valero.   From and after the
Closing Date, Valero shall indemnify, hold harmless and defend Mobil, its Affiliates and their respective directors, officers, employees, agents and representatives, and all successors and assigns of the foregoing, against and from any Damages or Environmental Liabilities incurred by any such indemnified party, other than for which indemnification is specifically provided by Mobil pursuant to Section 8.4.4 and Schedule 5.14, as follows:

     (i) subject to Mobil's indemnities provided in Section 8.4.4, any Damages incurred in connection with the Environmental Liabilities assumed by Valero;

     (ii) any Damages incurred in connection with, relating to or arising out of the operations or activities or omissions of Valero or any third party at or affecting the Assets at any time after the Closing Date, including: (1) any change in the operations of the Assets after the Closing Date, including the reconfiguration of any process units, the change in any use of the Assets from the manner and extent to which they were being used under Mobil's Past Operating Standards, or the cessation of all or a part of the operations of the Assets or the removal or demolition of all or part of the Assets; (2) any exacerbation, excavation or management (including treatment, storage, disposal or other handling) of or contribution to, after the Closing Date, (whether resulting in on-site or off-site impacts) of any Environmental Condition existing prior to the Closing Date; (3) any breach of Valero's covenants and agreements and representations and warranties in Sections 6.5, 6.7, 7.3, 7.4, 7.5, 7.6, 7.7, 7.19 and Schedule 5.14; and (4) Valero's failure to comply with any transferred, assigned or reissued environmental Permits, the Valero Consent Order, or the other Judgments or Proceedings identified on Schedule
2.1.5 whether such obligations were assumed by Valero pursuant to this Agreement or the Related Agreements or whether first occurring on or after the Closing Date;

     (iii) any Damages incurred in connection with, relating to or arising out of any Voluntary Remediation performed by or on behalf of Valero, whether on-site or off-site; and

     (iv) except to the extent of Mobil's indemnity obligation to Valero therefor, any Damages incurred in connection with, relating to or arising out of any Required Remediation of Environmental Conditions existing on or before the Closing Date, including any and all Damages for (1) the initial aggregate thresholds excluded from Mobil's indemnity obligation to Valero in Sections 8.5.4(iii)(f) and (g), (2) the Remaining Percentages excluded from Mobil's indemnification obligation to Valero in Section 8.5.4(iii)(f), (3) Required Remediation of Known Environmental Conditions on and after the fifth anniversary of the Closing Date, and (4) Required Remediation of Unknown Environmental Conditions on and after the seventh anniversary of the Closing Date.

8.5 Interpretation. The provisions of Sections 8.1, 8.2, 8.3, and 8.4 shall be interpreted in accordance with, and shall be in all respects subject to, the following provisions:

     (i) Except as provided in the following sentence, in no event shall any indemnity pursuant to Sections 8.1, 8.2, 8.3, or 8.4 include any incidental, consequential, indirect, special or punitive damages. Any indemnity, however, pursuant to Sections 8.1, 8.2, 8.3, or 8.4 shall include any incidental, consequential, indirect, special or punitive damages recovered by any Third Party pursuant to a claim against an Indemnified Party.

     (ii) EXCEPT AS PROVIDED IN THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PARTY TO BE INDEMNIFIED HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL MATTERS AS TO WHICH INDEMNIFICATION IS PROVIDED FOR HEREUNDER, NOTWITHSTANDING THAT ANY SUCH MATTERS ARISE OUT OF OR RESULT FROM THE ACTUAL OR ALLEGED ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OR STRICT LIABILITY OF SUCH PARTY AND REGARDLESS OF WHETHER ANOTHER PARTY TO THIS AGREEMENT OR ANY THIRD PARTY IS OR IS NOT ALSO NEGLIGENT.

8.6    Claims Procedures.  All rights of a Party to indemnification under this
Article VIII shall be asserted and resolved as follows:

     (i) With respect to third party claims, including Third Party Environmental Claims, and any Governmental Environmental Fine or Penalty, within fifteen (15) days after receipt by a Party entitled to indemnification under Sections 8.1, 8.2, 8.3, or 8.4 (an "Indemnified Party") of notice of any pending or threatened claim, such Indemnified Party shall give notice to the Party to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof. The Indemnifying Party shall have fifteen (15) days from the receipt of the notice from the Indemnified Party to notify the Indemnified Party whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party.

     (ii) An Indemnifying Party shall assume the defense of such third party claims, including any Third Party Environmental Claims, and any Governmental Environmental Fine or Penalty with counsel reasonably satisfactory to the Indemnified Party. Except as provided below, the Indemnifying Party shall not be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses, incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding an Indemnifying Party's assumption of defense, and except as provided in Section 8.4 and Schedule 5.14, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, provided, however, the Indemnifying Party shall only bear the reasonable fees, costs and expenses of such separate counsel if the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf). An Indemnifying Party shall not compromise or settle a claim without the Indemnified Party's written consent unless (a) there is no finding or admission of any violation of law or any violation of the rights of any Person and the compromise or settlement will have no effect on any other claims on the same subject matter that may be made against the Indemnified Party and (b) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

     (iii) With respect to claims for indemnification of Environmental Costs incurred by Valero in connection with Required Remediation of Pre-Closing Environmental Conditions to which Valero is entitled under Section 8.4.4(iii), within thirty (30) days of the end of the calendar month in which payment of an invoice occurred for which Valero is seeking indemnification and no more frequently than once per month, Valero shall submit the following information in writing to Mobil:

          (a)  the amount of the claim;

          (b)  copies of all invoices covered by the claim;

          (c) a reasonable description of the work performed or cost incurred covered by the claim, including identifying the work plan and whether the claim relates to a Known or Unknown Environmental Conditions; and

          (d) a year-to-date and aggregate recap of all prior Environmental Costs by Remediation project incurred by Valero and/or indemnified by Mobil for Required Remediation using the Minimum Remediation Method at the Minimum Remediation Cost.

          Mobil shall have thirty (30) days from receipt of the claim to notify Valero whether or not Mobil disputes its liability to Valero hereunder with respect to the claim. If Mobil does not dispute any portion of the claim, it shall pay the claim within thirty (30) days of receipt of the invoice, provided Valero has met its deductible as set out in Section 8.4.4(iii). Should the Parties not agree on a resolution within fifteen (15) days (or longer if the Parties so agree), then the dispute shall be referred to an Expert.

     (iv) Except as provided in Section 9.13, with respect to claims of breach ("Breach") of any representation, warranty, covenant or agreement hereunder other than as described in Section 8.4.4(iv), 8.6(i), 8.6(ii) or 8.6(iii), each Party shall have thirty (30) days from its receipt of a written notice from the other Party asserting such claim of Breach to (a) admit its liability for such Breach, or (b) dispute the claim of Breach. Such written notice shall describe in reasonable detail the nature of the claim of Breach, an estimate of the amount of damages attributable to such claim of Breach and the basis for the request for indemnification hereunder. If the Party receiving such notice of claim of Breach does not notify the Party sending such notice within such thirty (30) day period or that it disputes the claim for such Breach, the Party sending such notice of claim may submit the claim for arbitration in accordance with Section 9.12. Payment of all amounts owing by a Party pursuant to Section 8.6 (iv) shall be made at the later of (i) the expiration of the thirty (30) day period referenced above or (ii) within thirty (30) days after an arbitration decision has become final under the Rules (as defined in Section 9.12.

8.7 Survival of Representations and Warranties; Limitation of Liability; Subrogation.

     (i) Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of a Party, each representation, warranty, and the agreements and covenants in Article VII and Schedules 5.14 and 6.4 of Mobil contained in this Agreement and any certificates delivered pursuant to this Agreement and each claim and cause of action with respect thereto, which is not by its terms required to be fully performed or does not by its terms expire on or prior to the Closing Date, shall survive the Closing for a period of twelve (12) months unless by its terms it expires on a later date; provided however, that the representation in Section 5.14 shall survive the Closing for a period of thirty-six (36) months. Notwithstanding the foregoing, Mobil's covenants and agreements contained in Sections 7.10, 7.11, 7.15.2 and 7.23 shall not expire. Each representation, warranty, and the agreements and covenants in Article VII and Schedules 5.14 and 6.4 of Valero in this Agreement shall have no expiration date except as expressly stated. Notwithstanding the foregoing, the covenants and agreements of Valero in
Section 7.12 shall survive the Closing for a period of twelve (12) months. No action for indemnity may be brought pursuant to this Agreement with respect to any such representations, warranties, covenants or agreements unless a notice of claim for such indemnity specifying the breach of the representation, warranty, covenant or agreement forming the basis of such claim has been delivered to the Indemnifying Party prior to the date on which such representation, warranty, covenant or agreement expires.

     (ii) In the event that an Indemnified Party has a right against a Third Party with respect to any Damages paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to the rights of such Indemnified Party.

8.8 Joint Defense Privilege. With respect to all Proceedings for which Mobil has a defense obligation and until such time as Mobil satisfies such obligation, the Parties shall maintain a joint defense privilege, where applicable, in connection with such Proceedings for Mobil's and Valero's post-Closing communications and those of their respective Affiliates, agents, consultants, contractors and employees, which post-Closing communications concern the matters subject to any such defense obligation.

                           ARTICLE IX

                         MISCELLANEOUS

9.1. Bulk Transfer Laws. Valero acknowledges that Mobil has not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and Valero waives the right to any claim, suit or action with respect to, or damages arising from such non-compliance.

9.2. Notices. All notices, demands, instructions, waivers, consents or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when received, if personally delivered; (b) when transmitted, if transmitted by telecopy or other electronic or digital transmission method, subject to the sender's facsimile machine receiving the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to the sender that the recipient has received the facsimile message, provided, however, that written confirmation thereof has been promptly sent by mail or hand delivered to the recipient following such telecopy or other electronic transmission; and (c) upon receipt, if sent by certified or registered mail, return receipt requested or if sent by a recognized overnight delivery service; provided, that a notice given in accordance with this sentence but received on a non-working day or after business hours in the place of receipt will be deemed to be given on the next working day in that place. In each case notice shall be sent to the following addresses:

       (i)   if to Valero, to:

             Valero Energy Corporation
             Post Office Box 500
             San Antonio, Texas 78292-0500
             Attention: General Counsel
             Facsimile: 210-370-2490

       (ii)  if to Mobil, to:

              Mobil Oil Corporation
              3225 Gallows Road
              Fairfax, Virginia 22037
              Attention: Managing Counsel - Global OLC
              Facsimile:  703-846-2316

or to such other address as Mobil or Valero shall have specified by notice in writing to the others in the manner specified in this Section.

9.3. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated in the terms of this Agreement) and the Related Agreements set forth the entire understanding and agreement among the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement of intent (whether written or oral) among the Parties with respect to the subject matter hereof.

9.4 Priority. To the extent there is a conflict between the terms of this Agreement and any of the Related Agreements, the terms of this Agreement shall prevail, except as provided on Schedule 9.4.

9.5.      Third-Party Rights.   This Agreement is for the sole benefit of the
Parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

9.6. Assignability. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

9.7. Waiver and Amendment. Except as provided herein, no waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment or modification of this Agreement must be effected by an instrument in writing signed by the Parties.

9.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

9.9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF NEW YORK.

9.10 Consent to Jurisdiction; Waivers. Subject to Sections 9.11 and 9.12, each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Agreement or any transaction contemplated hereby or thereby. Each of the Parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.10. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Agreement or the transactions contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION, SUIT OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, EXCEPT AS PROVIDED IN SECTION 8.5(i).

9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

9.12. Arbitration. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement, or otherwise arising out of, or in any way related to, this Agreement including any claim based in contract, tort, statute or constitution, shall be determined, except as otherwise provided in Section 9.13 at the request of any Party, by arbitration conducted in New York, NY, before and in accordance with the then-existing Rules for Complex Arbitration (the "Rules") of the American Arbitration Association (the "AAA"), and any Judgment rendered by the arbitrators shall be final, binding and unappealable, and Judgment may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil Rules for the United States District Court for the Southern District of New York shall apply to any arbitration pursuant to this Section 9.12. Mobil and Valero shall each select one such arbitrator, and the two arbitrators so selected shall select the third arbitrator. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the Parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to each arbitrator's formal appointment, such arbitrator shall disclose to the Parties and the other arbitrators any financial, fiduciary, kinship or other relationship between such arbitrator and any Party or its counsel, or between such arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any Party. For the purpose of this Section 9.12, "appearance of impropriety" shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any Party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrators shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate. It is the intent of the Parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the Proceedings. Failure to do so shall not be a basis for challenging the award. The Parties and the arbitrators shall treat all aspects of the arbitration Proceedings, including discovery, testimony, and other evidence, briefs and the award, as strictly confidential. The Parties intend that the provisions to arbitrate set forth in this Section 9.12 be valid, enforceable and irrevocable. In their award, the arbitrators shall allocate, in their discretion, among the Parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrators and reasonable attorneys' fees, costs and expert witness expense of the Parties. The undersigned agree to comply with any award made in any such arbitration Proceedings that has become final in accordance with the Rules and agree to the entry of a Judgment in any jurisdiction upon any award rendered in such Proceedings becoming final under the Rules. The arbitrators shall be entitled, if appropriate, to award any remedy in such Proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief (subject to the limitation on consequential damages in Section 8.5). The provisions of this Section 9.12 shall not apply to any dispute between the Parties to be resolved by an Expert.

9.13 Equitable Relief. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity monetary payments pursuant to this Agreement may be inadequate in the case of any breach by Valero of any of its covenants contained herein and the arbitration procedures may not be adequate to provide injunctive relief which is required on an accelerated or expedited basis to prevent Mobil from suffering harm. Accordingly, Valero agrees that in such instances Mobil, pursuant to Section 9.10, shall be entitled to preliminary equitable relief. Further, if Mobil has a claim for specific performance or other injunctive relief, and pursuant to Section 9.12, the arbitrators are not impaneled for thirty (30) days, Mobil shall be entitled to seek relief pursuant to Section 9.10.

9.14 Headings. The headings referenced herein including any Schedules and Exhibits, and the Table of Contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

9.15 Schedules and Exhibits. The disclosure of any matter in any Schedule or Exhibit shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Mobil or Valero or to otherwise imply that any such matter is material for the purposes of this Agreement.

9.16 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.17 Brokers. Each Party hereby represents and warrants that no brokers or finders have acted for such Party in connection with this Agreement, any Related Agreement or the transactions contemplated hereby or thereby and that no brokers or finders are entitled to any brokerage fee, finder's fee or commission in respect thereof.

9.18 Expert Procedure. Where it is provided herein that a matter in dispute may or shall be referred to an Expert or in the event of any dispute between the Parties relating to this Agreement and the Parties agree that such dispute may be settled by utilizing the services of an Expert, the dispute shall be referred to, and determined by, an Expert in accordance with the provisions of this Section 9.18.

    9.18.1 The Expert shall be a person suited by reasons of his qualifications, experience and expertise for the determination in question. Such Expert shall, unless otherwise agreed by the Parties, be appointed and act as an expert and not as an arbitrator and the provisions relating to arbitration hereunder shall not apply to the Proceedings and determination. The Parties and Expert shall treat all aspects of the determination, including all verbal and written communications as strictly confidential. The Parties shall require the Expert to execute a confidentiality agreement prior to implementing the terms of this Expert procedure.

    9.18.2 The reference to an Expert will be initiated by one Party giving written notice to the other Party (the date on which such notice is given being hereinafter called the "Date of Reference") that it requires the matter in dispute to be referred to an Expert in accordance with the provisions of this Section 9.18.

    9.18.3 If the Parties can agree upon the Expert within ten (10) days of the Date of Reference, the matter in dispute shall thereupon be referred to such Expert.

    9.18.4 If the Parties cannot agree upon the Expert within the said period of ten (10) days, they will forthwith and in any event within fifteen
(15) days of the Date of Reference each appoint an Expert and such Experts so appointed will within a period of twenty (20) days of the Date of Reference jointly appoint the Expert to whom the matter in dispute shall be referred as soon thereafter as practicable in the circumstances.

    9.18.5 If a Party fails to appoint an Expert in accordance with the preceding Section 9.18.4 and only one Expert has been appointed, then Expert shall be deemed to be the Expert appointed pursuant to the provisions of this
Section 9.18 and the matter in dispute shall be referred to such Expert accordingly.

    9.18.6 If the Experts appointed by the Parties under Section 9.18.4 fail to appoint an Expert within twenty (20) days of the Date of Reference, any of the Parties may ask the then President of the AAA to appoint an Expert and the matter in dispute shall thereupon be referred to the Expert appointed by the said President as soon thereafter as practicable in the circumstances.

    9.18.7 Notwithstanding the fact that any matter in dispute between the Parties is to be referred, or has already been referred to, an Expert, the Parties shall continue to observe and perform their respective obligations and duties hereunder as if no such dispute has arisen.

    9.18.8 The Expert shall, unless otherwise agreed by the Parties, be required to make a determination and report in writing to the Parties within a period of thirty (30) days after its acceptance of the appointment, giving the reasons for its determination. The Expert may make such determination as shall be fair and reasonable and in accordance with this Agreement, and may award reasonable and incurred legal costs and other costs to any Party.

    9.18.9 The Expert's opinion shall be final and binding on the Parties and not subject to appeal, to arbitration or court proceedings except in cases of fraud or manifest mistake of fact.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

                         VALERO REFINING COMPANY - NEW JERSEY

                         By: /s/ Gregory C. King
                         Name: Gregory C. King
                         Title:   Vice President

                         MOBIL OIL CORPORATION

                        By: /s/ R.J. Kruep
                        Name: R.J. Kruep

                        Title: Attorney-in-Fact